UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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Genesco Inc.

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DEFINITIVE PROXY STATEMENT INTENDED TO BE RELEASED TO SHAREHOLDERS ON

MAY 13, 2022

Notice of Annual Meeting of Shareholders

The 2022 annual meeting of shareholders (the “Annual Meeting”) of Genesco Inc. (the “Company”) will be held in virtual format, on Thursday, June 23, 2022, at 10:00 a.m. Central Time. The Annual Meeting will be held online via a live webcast at www.meetnow.global/MY4LNW5, where you will be able to vote electronically and submit questions during the Annual Meeting. To participate in the Annual Meeting, you must pre-register by 4:00 p.m. Central Time on June 17, 2022.

The agenda will include the following items:

1.	a proposal to elect nine directors;

2.	a non-binding, advisory vote on the Company’s named executive officers’ compensation;

3.	a proposal to approve articles of amendment to the Company’s Restated Charter to implement a majority voting standard for the election of directors in uncontested elections;

4.	a proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the current fiscal year; and

5.	any other business that properly comes before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 25, 2022, are entitled to receive this notice and vote at the meeting and any adjournment or postponement thereof.

By order of the board of directors,

Scott E. Becker

Secretary

May [●], 2022

IMPORTANT

It is important that your shares be represented at the meeting. Please vote by telephone or over the internet or sign, date and return the enclosed proxy card or voting instruction card promptly so that your shares will be voted. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. Please do not return the enclosed proxy card or voting instruction card if you are voting by telephone or over the internet.

Page

Proposal 2: Advisory Vote on Compensation of Named Executive Officers	53

Proposal 3: Approval of Articles of Amendment to the Company’s Restated Charter to Implement a Majority Voting Standard in the Election of Directors in Uncontested Elections	54

Audit Matters	56

Proposal 4: Ratification of Independent Registered Public Accounting Firm	56

Proposals for the 2023 Annual Meeting	60

Financial Statements Available	61

Appendix A — Articles of Amendment to the Restated Charter of Genesco Inc.	A-1

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DEFINITIVE PROXY STATEMENT INTENDED TO BE RELEASED TO SHAREHOLDERS ON

MAY 13, 2022

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

June 23, 2022

The board of directors (“Board”) of Genesco Inc. (“Genesco” or the “Company”) is soliciting proxies to be voted at the 2022 annual meeting of shareholders (the “Annual Meeting”). The Annual Meeting will be held in virtual format at 10:00 a.m. Central Time, on Thursday, June 23, 2022. The notice that accompanies this proxy statement describes the items on the Annual Meeting agenda.

We are sensitive to the public health and travel concerns our shareholders may have as they relate to the ongoing COVID-19 pandemic. Therefore, the Annual Meeting will be a completely virtual meeting of shareholders, which will be held online via a live webcast at www.meetnow.global/MY4LNW5, where you will be able to vote electronically and submit questions during the Annual Meeting. No physical meeting will be held. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on April 25, 2022, or if you hold a valid proxy for the Annual Meeting. These proxy materials were first mailed to certain shareholders on or about May [●], 2022.

ABOUT GENESCO

Genesco, a Nashville-based specialty retailer and branded company, sells footwear and accessories in approximately 1,425 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys®, Journeys Kidz®, Little Burgundy®, Schuh, Schuh Kids, Johnston & Murphy®, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.schuh.ie, www.schuh.eu, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com and www.dockersshoes.com. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Levi’s® brand, the licensed Dockers® brand, the licensed G.H. Bass® brand, and other brands. Information contained on, or accessible through, any of our websites described herein is not a part of, and is not incorporated by reference into, this proxy statement.

Our Mission

Genesco aspires to create and curate leading footwear brands that represent style, innovation and self-expression and be the destination for our consumers’ favorite fashion footwear, by (i) building enduring relationships with our target customers, grounded in unparalleled consumer and market insights, and (ii) working to excite and constantly exceed expectations by delivering distinctive products, using our deep direct-to-consumer expertise across digital and physical.

Our Strategy

Under our Chief Executive Officer, Mimi E. Vaughn, just prior to the COVID-19 pandemic and its impact on our business and the retail industry generally, we set forth a comprehensive five-year plan focused on six strategic growth pillars aimed at accelerating Genesco’s transformation and capitalizing on significant synergies across our businesses – including our shared technology platforms – to further drive growth and profitability. Our six strategic growth pillars include:

•	Accelerate digital to grow direct-to-consumer;

•	Maximize the relationship between physical and digital;

•	Build deeper consumer insights to strengthen customer relationships and brand equity;

•	Intensify product innovation and trend insight efforts;

•	Reshape the cost base to reinvest for future growth; and

•	Pursue synergistic acquisitions that add growth and create shareholder value.

Our Values

Genesco recognizes our responsibility to people and the environment. The Company embraces inclusivity with respect to our employees, customers and vendors. We believe it is important to be part of the community where we operate and support and empower our employees to do the same. Equally important is our responsibility to operate our business ethically, to model excellent supply chain management and to innovate with best practices in sustainability. Our values and methodology include:

•	Acting with passion and competing to win;

•	Treating our customers and each other with integrity, trust and respect;

•	Creating an unrivaled home for talent and diversity to grow and succeed;

•	Never stopping curiosity; continuing to innovate and improve endlessly; and

•	Being nimble and reacting fast.

2022 ANNUAL MEETING OF SHAREHOLDERS

To participate in the meeting, you will need to review the information included on your Internet Notice (defined below), on your proxy card or on the instructions that accompanied your proxy materials. You will also need access to your username which is the 15-digit control number located in the shaded bar on the Internet Notice or the proxy card.

The online meeting will begin promptly at 10:00 a.m., Central Time. We encourage you to access the meeting prior to the start time leaving ample time for the check-in process. Please follow the following registration instructions to access the meeting.

If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the meeting virtually on the Internet. Please follow the instructions on the Internet Notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the meeting virtually on the Internet.

To register to attend the meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Genesco holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m., Central Time, on June 17, 2022.

You will receive a confirmation of your registration by email after we receive your registration materials.

By email

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

By mail

Computershare

Genesco Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

The Company will pay the cost of the proxy solicitation. The Company has retained Georgeson LLC to assist in the proxy solicitation. Proxies may be solicited by mail, in person, by telephone and via the internet. It will pay Georgeson a proxy solicitation fee of $13,500, plus $6.50 per completed telephone call to shareholders in the event that active solicitation is required, and reimburse its expenses. Directors, officers and other employees of the Company may also solicit proxies personally, by mail, telephone, email or other electronic means, but will receive no extra compensation for any solicitation activities. The Company will request brokers, nominees, fiduciaries and other custodians to forward soliciting material to the beneficial owners of shares and will reimburse the expenses they incur in doing so.

All valid proxies will be voted as the Board unanimously recommends (i.e., FOR the election of each of the nine directors listed in this proxy statement, FOR the non-binding, advisory vote on the Company’s named executive officers’ compensation, FOR the proposal to approve articles of amendment to the Company’s Restated Charter to implement a majority voting standard for the election of directors in uncontested elections and FOR the proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the current fiscal year), unless otherwise specified. A shareholder may revoke a proxy before the proxy is voted at the Annual Meeting by giving written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated proxy, by casting a new vote by telephone or the internet or by attending the virtual Annual Meeting and voting the shares the proxy represents at the Annual Meeting.

The Board does not know of any matter that will be considered at the Annual Meeting other than those matters described in the accompanying notice. If any other matter properly comes before the Annual Meeting, persons named as proxies will use their best judgment to decide how to vote with respect to such matters.

These proxy materials were first mailed to certain shareholders on or about May [●], 2022. Additionally, pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to our proxy materials and annual report over the Internet. Accordingly, on or about May [●], 2022, we sent to our shareholders of record a notice of Internet availability of the proxy materials (“Internet Notice”) instead of sending a paper copy of the proxy materials and annual report. All shareholders receiving the Internet Notice will have the ability to access the proxy materials and annual report on a website referenced in the Internet Notice and vote online or to request a printed set of the proxy materials and annual report. Instructions on how to access the proxy materials and annual report over the Internet or to request a printed copy may be found in the Internet Notice and in this proxy statement. In addition, the Internet Notice contains instructions on how you may request to receive proxy materials and annual report in printed form by mail or electronically on an ongoing basis.

The proxy statement for the Annual Meeting and the annual report for the fiscal year ended January 29, 2022 (“Fiscal 2022”) are available to registered holders at www.envisionreports.com/GCOB and to shareholders who hold shares through an intermediary at www.edocumentview.com/GCOB, which do not have “cookies” that identify visitors to the site.

VOTING SECURITIES

The holders of the Company’s Employees’ Subordinated Convertible Preferred Stock and the common stock will vote together as a single group at the Annual Meeting.

April 25, 2022 is the record date for determining who is entitled to receive notice of and to vote at the Annual Meeting. On that date, the number of voting shares outstanding and the number of votes entitled to be cast were as follows:

Class of Stock	No. of Shares	Votes per Share	Total Votes
Employees’ Subordinated Convertible Preferred Stock	28,025	1	28,025
Common Stock	13,728,784	1	13,728,784

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented at the Annual Meeting, it is considered present for quorum purposes for the rest of the Annual Meeting. For the election of directors, you may vote FOR each of the nominees to the Board, or you may WITHHOLD authority with respect to all nominees or one or more nominees. For all other proposals, you may vote FOR or AGAINST each proposal or abstain from voting on the proposal. Abstentions and shares represented at the Annual Meeting but not voted on a particular matter due to a broker’s lack of discretionary voting power (“broker non-votes”) will be counted for quorum purposes but not as votes cast FOR or AGAINST a matter. Accordingly, for all proposals, neither abstentions nor broker non-votes will have any legal effect on whether a proposal is approved. Additionally, WITHHOLD votes will have no effect on the outcome of the election of directors. The ratification of the independent registered public accounting firm is a routine matter as to which, under applicable New York Stock Exchange (“NYSE”) rules, a broker will have discretionary authority to vote if instructions are not received from the client at least 10 days prior to the Annual Meeting. The proposals regarding the election of directors, the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers and the approval of the articles of amendment to the Company’s Restated Charter (“our charter”) to implement a majority voting standard in the election of directors in uncontested elections (the “Charter Amendment”), in each case, as disclosed in this proxy statement, are considered non-routine under NYSE rules and failure to instruct your broker on how to vote on these matters will result in a broker non-vote. Therefore, it is very important that you instruct your broker how you wish your shares to be voted on these matters.

Each of the director nominees must receive affirmative votes from a plurality of the votes cast to be elected. The proposals to approve the Charter Amendment and to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to the Company will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST. The executive compensation of the Company’s named executive officers will be deemed approved if the votes cast FOR the proposal exceed the votes cast AGAINST; however, this is an advisory vote and is not binding on the Board.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently has nine directors, all of which are standing for re-election at the meeting. They will hold office until the next annual meeting of shareholders and until their successors are elected and qualified. A plurality of the votes cast by the shares entitled to vote in the election is required to elect a director. All the nominees are presently serving as directors, and all have agreed to serve if elected. All directors have been previously elected by the Company’s shareholders. The shares represented by valid proxies will be voted FOR the election of the following nominees, unless the proxies specify otherwise. If any nominee becomes unable or unwilling to serve prior to the Annual Meeting, the Board may reduce the number of directors comprising the Board, as permitted by the Company’s Amended and Restated Bylaws (the “Bylaws”), or the proxies will be voted for a substitute nominee recommended by the Board.

The Board unanimously recommends that the shareholders vote FOR all of the director nominees.

Information Concerning Nominees

All the Company’s directors have demonstrated business acumen, the ability to exercise sound business judgment, and a commitment to serve the Company as directors. They also bring a variety of professional backgrounds and leadership experience that contribute to the effectiveness of the Board in fulfilling its responsibilities to the Company. Set forth below is biographical information about each director and a discussion of factors in his or her experience that the Board views as supporting his or her continued service on the Board.

JOANNA BARSH, 69, Independent Consultant; Senior Partner Emeritus, McKinsey & Company; Independent Consultant. Ms. Barsh joined the Board in 2013. She became a director emerita and senior advisor of McKinsey & Company, a global management consulting firm, in March 2013, after more than 30 years with that firm, where she had been a senior partner since 1994. She is the author of several books and an expert on leadership development, growth strategy, organization effectiveness and performance transformation. Ms. Barsh has counseled over 100 companies, organizations and governments around the world in the retail, consumer products, direct selling, private equity, and media sectors on strategic and operational issues. She is a strong advocate for women, having served on New York City’s Commission on Women’s Issues for over a decade and leading ground-breaking research for The Wall Street Journal’s Women in Econ Task Force, the U.S. Chamber of Commerce and MAKERS. She was a member of former Secretary Clinton’s International Council of Women Business Leaders, co-chairing its Leadership Working Group. The Board believes that Ms. Barsh’s expertise gained through more than three decades of helping management teams and boards identify market opportunities, chart and implement strategies, identify and execute business transformations and navigate industry transitions, as well as her extensive research on advancing women and people of color in the workplace, provide valuable insight to the Board and management.

MATTHEW C. DIAMOND, 53, Former Chief Executive Officer, Defy Media, LLC. Mr. Diamond has been an operator, investor, and entrepreneur in digital media and retail for over 25 years and is a pioneer in digital commerce and media. Since January 2013, Mr. Diamond has actively managed a portfolio of private investments, including Motom, LLC, a social shopping platform, which he founded in April 2019 and to which he continues to provide leadership and strategic advice. He co-founded Alloy, Inc. (formerly Nasdaq: ALOY) in 1996, a privately-held marketing and media company focusing on the youth demographic through television, film, and digital media, which merged with Break Media in October 2013 to form Defy Media. From 2010 to 2013, he led the successful sale of over eight Alloy businesses to a combination of strategic and private equity buyers. He served as chief executive officer of Defy Media, LLC from October 2013 until November 2018. Mr. Diamond was a director of Alloy since its founding, and was named its chairman and chief executive officer in 1999. Mr. Diamond was instrumental in the establishment of Alloy’s multi-discipline marketing unit, Alloy Media + Marketing, and led key expansions, including Alloy Entertainment, the youth media behemoth, which was sold to Warner Bros. Television Group; Channel One, the award-winning premiere television news network for teens; and Alloy Education, a leader in student recruitment solutions for higher education. Mr. Diamond has presided over some of the largest youth brands of the last quarter century including, Delia’s, Alloy, CCS, Smosh, Honest Trailers, “Gossip Girl,” “Sisterhood of the Traveling Pants,” “Vampire Diaries,” “Pretty Little Liars,” and Channel One Media. He also served as board member during the early stages of Rent the Runway and GoNoodle. Mr. Diamond continues to work with multiple leading edge companies and brands seeking to reach consumers through all aspects of digital and social media. He has been a director of Genesco since 2001. The Board considers Mr. Diamond’s experience in youth branding and marketing and insights into navigating and leveraging demographic trends (including as it relates to a key demographic of the Company’s Journeys business), and his knowledge of social media, digital media and commerce, omni-channel and direct retail and marketing, strategic planning and his senior management experience to be important contributors to the effectiveness of the Board.

JOHN F. LAMBROS, 56, Managing Director and Head of Digital and Traditional Media, Houlihan Lokey, Inc. Mr. Lambros, who joined the Board in 2020, currently serves and has served as managing director, co-head of U.S. technology group, and head of digital media and entertainment for Houlihan Lokey, a global independent bank, since Houlihan Lokey acquired GCA Advisors in 2021. He served as managing director of GCA Advisors since May 2018 and as head of its digital media banking practice since 2004. He currently serves and has served as a member of the firm’s US executive committee since January 2017 and as a member of the board of directors of GCA Corporation, its parent company (TYO: 2174) since March 2018. Mr. Lambros has been an active advisor to and operator in the digital media and emerging technology markets. As an investment banker, Mr. Lambros has led more than 250 public and private market financings, merger and acquisition transactions, recapitalizations, joint ventures and senior and subordinated debt financings. From 2000 to 2003, he was senior vice president of business development for Into Networks, a broadband technology company. From 1993 to 2000, Mr. Lambros was a banker at Morgan Stanley & Co., where he served as a vice president and member of the global communications group focused on advising emerging telecommunications, media and technology clients. The Board considers Mr. Lambros’ experience in corporate finance, digital media, emerging technology sectors, as well as his experience with strategic portfolio reviews, M&A, transaction matters and capital markets to be beneficial to the Board.

THURGOOD MARSHALL, JR., 65, Retired Partner, Morgan, Lewis & Bockius LLP. Mr. Marshall, who joined the Board in 2012, was a partner in the Washington, D.C. office of the law firm of Morgan, Lewis & Bockius LLP until his retirement in September 2019. He also serves on the board of CoreCivic Inc. (NYSE: CXW), a publicly-traded, full-service corrections management and real estate solutions provider, and EN+ Group (LSE:ENPL & MOEX:ENPG), a publicly-traded multinational producer of hydropower and low-carbon aluminum. He is a former board member of the Ethics Compliance and Certification Institute, the United States Postal Service and the Ford Foundation. Mr. Marshall works at the intersection of law, business, politics and policy. He has practiced law, held senior government appointments, and he serves on an array of corporate and non-profit boards. Mr. Marshall’s professional background includes service in all three branches of the federal government and in the private sector. Prior to joining a predecessor of Morgan, Lewis & Bockius LLP as a partner in 2001, he served in roles including Assistant to the President and Cabinet Secretary from 1997 to 2001, co-chair of the White House Olympic Task Force in connection with the 2002 Winter Olympics, director of legislative affairs and deputy counsel to the Vice President, counsel to the Senate Judiciary Committee, the Committee on Commerce, Science & Transportation, and the Governmental Affairs Committee, and as a judicial clerk to the Honorable Barrington D. Parker of the U.S. District Court for the District of Columbia. The Board believes that Mr. Marshall’s extensive experience in government service, insight into regulatory affairs, and his expertise in corporate governance and oversight, ethics and risk management and stakeholder relations gained through service as a director in for-profit, non-profit, and public sectors, bring unique and valuable perspective to the Board and the Company.

ANGEL R. MARTINEZ, 67, Retired Chief Executive Officer and Chairman of the Board of Directors, Deckers Brands. Mr. Martinez, who joined the Board in 2021, served as chief executive officer and president of Deckers Brands (formerly known as Deckers Outdoor Corporation) (NYSE: DECK), a footwear designer and distributor whose brands include UGG, Teva, Sanuk, Hoka One One and Koolaburra, from April 2005 until his retirement in June 2016, as executive chairman of the board from 2008 until June 2016, and as non-executive chairman of the board from June 2016 until September 2017. Prior to joining Deckers, Mr. Martinez was co-founder of Keen LLC, an outdoor footwear manufacturer, and served as its president, chief executive officer and vice chairman from April 2003 to March 2005. Prior thereto, he served as executive vice president and chief marketing officer of Reebok International Ltd. and as chief executive officer and president of The Rockport Company, a subsidiary of Reebok International Ltd. He currently serves on the board of directors and is a member of the audit committee of Korn Ferry (NYSE: KFY) and served on the board of directors and as a member of the compensation committee of Tupperware Brands Corporation (NYSE: TUP) from 1998 to 2020. The Board believes that Mr. Martinez’s 40 years of experience in the retail footwear industry and his operational and strategic knowledge, including his expertise in capital allocation, navigating and leading industry transitions and business transformation, and human capital management, gained through his experience as a leader and board member of other publicly-traded companies brings valuable insight to the Board and the Company.

KEVIN P. McDERMOTT, 68, Former Partner, KPMG LLP and Former Chief Audit Executive, Pinnacle Financial Partners, Inc. Mr. McDermott retired as a partner of the international accounting firm KPMG LLP in 2013, after having been associated with the firm for 33 years in various capacities, including audit engagement partner, SEC reviewing partner, professional practice partner, and audit partner in the firm’s Office of General Counsel. From March 2019 to March 2020, Mr. McDermott was chief audit executive for Pinnacle Financial Partners, Inc. (Nasdaq: PNFP). He is also currently a member of the board of directors and chair of the audit committee of Daktronics, Inc. (Nasdaq: DAKT), a publicly-traded provider of electronic scoreboards and display systems, and has served as the Lead Independent Director of Daktronics, Inc. since June 2020. He has also served on the boards of several community, arts and religious organizations. Mr. McDermott joined the Board in 2016. The Board considers Mr. McDermott’s broad exposure to many businesses and his expertise in oversight and knowledge of accounting, auditing, and internal control over financial reporting by publicly-traded companies gained in his career to be valuable to the Board and to the Company.

MARY E. MEIXELSPERGER, 61, Chief Financial Officer, Valvoline Inc. Mary E. Meixelsperger, who joined the Board in 2021, is chief financial officer of Valvoline Inc. (NYSE: VVV) and has served in that role since June 2016. Valvoline is a leading provider of automotive services and marketer and supplier of premium branded lubricants worldwide. Valvoline operates more than 1,600 quick-lube locations in North America. Prior to joining Valvoline, Ms. Meixelsperger was senior vice president and chief financial officer of DSW Inc. (NYSE: DSW), now operating as Designer Brands Inc. (NYSE: DBI), one of North America’s largest designers, producers and retailers of footwear and accessories, from April 2014 to June 2016, and held the roles of chief financial officer, controller and treasurer at Shopko Stores from 2006 to 2014. Ms. Meixelsperger also served as a director of a wholly-owned subsidiary of Valvoline Inc. and as a director of Valvoline Cummins Private Ltd., a joint venture between Valvoline Inc. and Cummins India from 2017 to 2020. She also serves as Vice Chairman of the board of United Way of the Bluegrass. Ms. Meixelsperger has over thirty years of experience in various aspects of finance, accounting, risk management, business development, strategic planning, and cybersecurity and information technology. The Board believes that Ms. Meixelsperger’s decades of experience as a chief financial officer, her expertise and knowledge of accounting, auditing, and internal control over financial reporting by publicly-traded companies, and her experience with omni-channel strategy and the specialty footwear retail industry is valuable to the Board and to the Company.

GREGORY A. SANDFORT, 67, Former Chief Executive Officer and Director, Tractor Supply Company. Gregory A. Sandfort, who joined the Board in 2021, served as chief executive officer of Tractor Supply Company (Nasdaq: TSCO) from May 2016 to January 2020 and as a member of the board of directors of Tractor Supply from February 2013 to May 2020. Following his retirement, he served as strategic advisor and consultant to Tractor Supply from January to August 2020. Mr. Sandfort served as president and chief executive officer of Tractor Supply from December 2012 to May 2016 and as president and chief operating officer of Tractor Supply from February 2012. Mr. Sandfort also previously served in the roles of president and chief merchandising officer and executive vice president—chief merchandising officer of Tractor Supply. Mr. Sandfort served as president and chief operating officer at Michaels Stores, Inc. from March 2006 to August 2007 and as executive vice president—general merchandise manager at Michaels Stores, Inc. from January 2004 to February 2006. Mr. Sandfort has also served as a director of WD-40 Company (Nasdaq: WDFC) since 2011 and as Lead Independent Director of WD-40 Company since October 2020. He was also formerly a director of Kirkland’s, Inc. (Nasdaq: KIRK). Mr. Sandfort has been a governance fellow with the National Association of Corporate Directors since 2017. With over 40 years of experience in the retail industry, Mr. Sandfort brings a wealth of knowledge regarding all facets of the Company’s industry and retail, including merchandising, marketing, brand management, operations, strategic planning, human resource management and logistics. The Board considers his broad-based experience in the retail industry, his expertise in capital allocation, his experience in cybersecurity and his understanding of customer dynamics and shifting consumer preferences and ability to leverage such understanding to successfully lead business transformations to be valuable to the Board and to the Company.

MIMI E. VAUGHN, 56, President and Chief Executive Officer, Chair of the Board, Genesco. Ms. Vaughn joined the Company in September 2003 as vice president of strategy and business development. She was named senior vice president, strategy and business development in October 2006, senior vice president of strategy and shared services in April 2009 and senior vice president—finance and chief financial officer in February 2015. In May 2019, Ms. Vaughn was named senior vice president and chief operating officer and continued to serve as senior vice president-finance and chief financial officer until her successor was appointed in June 2019. In October 2019, Ms. Vaughn was appointed to become president and chief executive officer of the Company on February 2, 2020 and was appointed as a director effective October 30, 2019. Prior to joining the Company, Ms. Vaughn was executive vice president of business development and marketing, and acting chief financial officer from 2000 to 2001, for Link2Gov Corporation in Nashville. From 1993 to 1999, she was a consultant at McKinsey & Company in Atlanta. Ms. Vaughn brings to the Board proven and critical experience and leadership developed by serving in multiple positions with the Company for more than 18 years. With her background in strategy and corporate finance, and her experience in the retail industry, the Board believes Ms. Vaughn is the appropriate person to lead the Company in executing its footwear focused strategy.

Current Board Composition

The following matrix provides information regarding the members of our Board nominated for election at the Annual Meeting, including demographic information for, and certain qualifications and experience possessed by, the members of our Board, which our Board believes are relevant to our business and industry and provide a range of viewpoints that are invaluable for our Board’s discussions and decision-making processes. The matrix does not encompass all of the qualifications, experiences or attributes of the members of our Board, and the fact that a particular qualification, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular qualification, experience or attribute with respect to any of the members of our

Board does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of qualification and experience listed below may vary among the members of the Board.

Qualifications and Experience	Barsh	Diamond	Lambros	Marshall	Martinez	McDermott	Meixelsperger	Sandfort	Vaughn
Public Company Leadership (CEO or Board Experience)	X	X	X	X	X	X	—	X	X
Senior Leadership Experience (C-Suite Executive or Equivalent)	X	X	X	X	X	X	X	X	X
Operations Management	—	X	—	—	X	—	X	X	X
Retail or Consumer Facing Industries	X	X	X	—	X	—	X	X	X
eCommerce or Digital Experience	X	X	X	—	X	—	X	X	X
Financial, Transactional, Accounting or Regulatory Compliance	X	X	X	X	X	X	X	X	X
Information Security Experience	—	—	—	—	—	—	X	X	—
Demographics
Diversity (gender, race, ethnicity)	X	—	—	X	X	—	X	—	X
Years of Service	9	21	1	10	1	6	1	1	3

Ongoing Board Refreshment

The Board believes that its members, as a group, should possess skills and qualifications that best enable it to formulate and oversee the implementation of the Company’s footwear focused strategy, including diversity in professional and personal experience, background, race, gender, age and other factors of diversity that promote fresh perspectives and new ideas. The retail industry has rapidly evolved over the last decade with significant growth in omni-channel and e-commerce operations, and as a result, the appropriate skill set for our leadership has evolved with it. The Board has therefore also evolved over the years to best serve the short- and long-term needs of the Company and its shareholders, with an increased focus on leadership with branded, digital and technological expertise.

In order to address evolving needs, our Board has an ongoing refreshment program, actively assessing itself against the Company’s current and expected future needs and seeking the advice of outside experts and its shareholders. The Board and its nominating and governance committee have welcomed, sought and considered potential director nominations from multiple and diverse sources and stakeholders, including shareholders, external advisors, independent directors, non-independent directors, industry participants, officers and employees, consultants and search firms like the internationally recognized global leadership advisory firm Egon Zehnder. The Board and its nominating and governance committee continue to welcome, seek and consider potential director nominations from multiple and diverse sources and stakeholders as necessary.

Director Independence

The Board has determined that Ms. Barsh, Mr. Diamond, Mr. Lambros, Mr. Marshall, Mr. Martinez, Mr. McDermott, Ms. Meixelsperger and Mr. Sandfort are each independent under applicable SEC and NYSE rules. No arrangement or understanding exists between any director or executive officer of the Company and any other person pursuant to which any of them were selected as a director or executive officer.

Certain Relationships and Related Transactions

The Company is not aware of any related-party transactions since the beginning of the last fiscal year between the Company and any of its directors, executive officers, 5% shareholders or their family members that are required to be disclosed under Item 404 of Regulation S-K (“Item 404”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each year, the Company requires its directors and executive officers to complete a comprehensive questionnaire, one of the purposes of which is to disclose any related-party transactions with the Company, including any potential Item 404 transactions.

The Board has adopted a written policy which provides that any transaction between the Company and any of its directors, nominees for director, executive officers, or significant shareholders or affiliates thereof, must be in the best interest of the Company and must be approved and ratified by the audit committee or, in certain circumstances, the Board. Any member of the audit committee or the Board, if necessary, will recuse himself or herself and abstain from voting on the approval or ratification of the related party transaction. The Company does not have a history of engaging in related party transactions with its directors or executive officers or their respective related persons or affiliates.

Board Committees and Meetings

The Board met eight times during Fiscal 2022. Additionally the chief executive officer and lead independent director communicate with members of the Board periodically throughout the year via telephone and email. The chief executive officer also provides a written monthly business update on the Company to the Board. No director was present at fewer than 75% of the total number of meetings of the Board and the committees of the Board on which he or she served during Fiscal 2022. The Board has standing audit, nominating and governance and compensation committees. All committees are composed entirely of independent directors. It is the policy of the Board that no current or former employee of the Company will serve on the audit, nominating and governance or compensation committee. A description of each Board committee and its membership follows.

Audit Committee

Members: Kevin P. McDermott (chairperson), Gregory A. Sandfort and Mary E. Meixelsperger

The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee is currently composed of three independent directors (as defined under the applicable rules of the NYSE and SEC) and operates under a written charter adopted by the Board, a current copy of which is available on the Company’s website, www.genesco.com. The audit committee assists the Board in monitoring (i) the processes used by the Company to produce financial statements, (ii) the effectiveness of the Company’s internal controls over financial reporting, (iii) the effectiveness of the Company’s systems of internal accounting and financial controls, (iv) the Company’s compliance with legal and regulatory requirements, (v) the independence of the Company’s registered public accounting firm, (vi) the performance of the Company’s internal audit function and independent registered public accountants and (vii) the Company’s policies with respect to risk assessment and risk management, including the risk of fraud, technology and information security, including cybersecurity and data privacy. The audit committee met 13 times in Fiscal 2022. The Board has determined that Messrs. McDermott and Sandfort and Ms. Meixelsperger each qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K under the Exchange Act, and is “independent,” as defined by the NYSE rules and Rule 10A-3 under the Exchange Act.

Nominating and Governance Committee

Members: Matthew C. Diamond (chairperson), Joanna Barsh, Thurgood Marshall, Jr. and Angel R. Martinez

The nominating and governance committee, currently composed of four directors who are independent under applicable NYSE rules, met five times in Fiscal 2022. The functions of the nominating and governance committee are specified in a charter available on the Company’s website, www.genesco.com. Such functions include (i) identifying candidates qualified to serve on the Board, (ii) developing and reviewing governance policies and principles for the Company, (iii) overseeing the evaluation of the performance of the Board and management, and (iv) making recommendations to the Board with respect to (a) the size of the Board, (b) candidates for election to the Board, (c) the designation of committees of the Board, their functions and members, (d) the succession of the executive officers of the Company, (e) Board policies and procedures and other matters of corporate governance, (f) the qualifications of incumbent directors as nominees for re-election, and (f) oversight of the Company’s environmental, social and governance (“ESG”) strategy. The nominating and governance committee, in recognition of the importance of ESG matters, has established a subcommittee focused on ESG. The chairperson of the nominating and governance committee serves as the lead independent director and presides over the Board’s executive sessions of non-management directors and at other times when the chairperson is absent and also serves as the primary liaison between management and the Board. Further information on this committee is set forth under the caption “Corporate Governance” below.

Compensation Committee

Members: Joanna Barsh (chairperson), Matthew C. Diamond, John F. Lambros and Gregory A. Sandfort

The compensation committee, currently composed of four directors who are independent under applicable NYSE rules, met ten times in Fiscal 2022. The functions of the compensation committee are specified in a charter available on the Company’s website, www.genesco.com. They include (i) reviewing and determining the compensation and incentive arrangements of certain officers of the Company and other management employees reporting directly to the chief executive officer, (ii) making recommendations to the Board with respect to the compensation of directors, (iii) reviewing and providing assistance and recommendations to the Board with respect to (a) management incentive compensation plans and (b) the establishment, modification or amendment of any employee benefit plan (as that term is defined in the Employee Retirement Income Security Act of 1974, as amended) to the extent that action taken by the Board is required, (iv) serving as the primary means of communication between the administrator of the Company’s employee benefit plans and the Board, (v) administering the Company’s equity incentive plan, and (vi) reviewing and making recommendations to the Board with respect to the Compensation Discussion and Analysis and the compensation committee report required by SEC regulations for inclusion in the Company’s proxy statement. In fulfilling its responsibilities, the compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, consisting of one or more independent members of the compensation committee.

CORPORATE GOVERNANCE

Nominating and Governance Committee

The charter of the nominating and governance committee is available on the Company’s website, www.genesco.com. The members of the committee satisfy the independence requirements of the NYSE. In addition, the Board has adopted a policy pursuant to which no former employee of the Company will be eligible to serve as a member of the nominating and governance committee.

The nominating and governance committee and the Board will consider nominees for the Board recommended by shareholders if shareholders comply with the Company’s advance notice requirements. The Company’s Bylaws provide that a shareholder who wishes to nominate a person for election as a director at an annual meeting of shareholders must deliver written notice complying with the requirements set forth in the Bylaws to the Secretary of the Company. To be eligible to submit the required notice, the shareholder must be a shareholder of record both on the date the notice is submitted and at the record date for the annual meeting and entitled to receive notice of and to vote at the annual meeting. This notice must contain, as to each nominee, certain specified information, including the nominee’s name, age, business and residence addresses, his or her principal occupation or employment, a description of all direct or indirect compensation or other material agreements, arrangements, understandings and relationships during the past three years between or among the nominee, the shareholder making the nomination, any other shareholders proposing it, and affiliates or associates of such shareholders, as such terms are defined in Rule 12b-2 under the Exchange Act, and any other information relating to such person that would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Exchange Act if such person had been nominated by the Board. It must also include the written consent of such person to being named as a nominee in soliciting material and to serving as a director, if elected, and a fully completed and signed questionnaire, in a form provided by the Company, regarding such person’s background and qualifications to serve as a director. The notice must also include certain information regarding the shareholder making the nomination, any other shareholders proposing it, and affiliates or associates of such shareholders, including names and addresses, the number and class of shares held of record by such shareholders, and information about derivative securities and other economic interests related to any of the Company’s securities held by any of such persons. In the case of an annual meeting to be held on the fourth Thursday in the month of June or within thirty days thereafter, the notice must be delivered not less than sixty nor more than ninety days prior to the fourth Thursday in June. In the case of an annual meeting which is being held on any other date other than the fourth Thursday in the month of June or within thirty days thereafter (or in the case of any special meeting), the notice must be delivered within ten days after the earlier of the date on which notice of the meeting is first mailed to shareholders or the date on which public disclosure is first made of the date of such meeting. There are no differences in the process pursuant to which the committee is to evaluate prospective nominees based on whether the nominee is recommended by a shareholder.

Upon receipt of a recommendation from any source, including shareholders, the committee will take into account whether a Board vacancy exists or is expected or whether expansion of the Board is desirable. In making this determination, the committee may solicit the views of all directors. If the committee determines that the addition of a director is desirable, it will assess whether the candidate presented should be nominated for Board membership. While the committee may consider whatever factors it deems appropriate in its assessment of a candidate for Board membership, candidates nominated to serve as directors will, at a minimum, in the committee’s judgment:

•

be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•	agree to follow all policies and procedures applicable to the Board, including all provisions set forth in any committee charters;

•

possess the background and demonstrated ability to contribute to the Board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, or a record of relevant civic and community leadership; and

•	be able to devote the time and attention necessary to serve effectively as a director.

The committee may also take into consideration whether a candidate’s background and skills meet any specific needs of the Board that the committee has identified and will take into account diversity in professional and personal experience, skills, background, race, gender and other factors of diversity that it considers appropriate. The committee will preliminarily assess the candidate’s qualifications with input from the chief executive officer. If, based upon its preliminary assessment, the committee believes that a candidate is likely to meet the criteria for Board membership, the chairperson will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest to the chairperson, with the assistance of the Corporate Secretary’s office, will arrange interviews of the candidate with a search firm, if appropriate, and with members of the committee and with the chief executive officer, either in person or by telephone. Following interviews of the candidate, the committee will formally consider whether to recommend to the Board that it nominate the candidate for election to the Board.

Board Leadership Structure

In 2010, Robert J. Dennis, formerly the Company’s chief executive officer, assumed the additional office of chairman upon his predecessor’s retirement from the latter office. Prior to the appointment of Mr. Dennis as chief executive officer in 2008, his predecessor had served as both chairman and chief executive officer since his predecessor as chairman and chief executive officer relinquished the chairman’s office in 2002, replicating a long-term succession plan that has been followed in the Company’s three most recent senior management transitions. In connection with his retirement and the appointment of Ms. Vaughn as president and chief executive officer, Mr. Dennis retired from the office of executive chairman following a transitional period ending June 30, 2020, and Ms. Vaughn was appointed chair of the Board.

Having observed no differences in the functioning of the Board or the performance of the Company that it considers attributable to the separation or conjunction of the two offices, and with the appointment of a strong lead independent director, the Board has retained flexibility in the Corporate Governance Guidelines with respect to the structure of the Board leadership. The Corporate Governance Guidelines provide that the Board will select the chair and the chief executive officer in the manner that it determines to be in the best interests of the Company’s shareholders.

The Corporate Governance Guidelines also provide that if the positions of chair and chief executive officer are held by the same person or if the chair is otherwise employed by the Company, the chairperson of the nominating and governance committee will serve as lead independent director, with the following responsibilities:

•	in consultation with the chair, approve the annual calendar for all meetings of the Board and standing committees;

•	provide the chair with input as to the preparation of the agendas for the Board;

•

advise the chair as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	coordinate the development of the agenda for and preside over executive sessions of the Board’s independent directors;

•	act as principal liaison between the independent directors and the chair on material issues;

•	evaluate, along with the independent members of the full Board, the chief executive officer’s performance and meet with the chief executive officer to discuss the evaluation;

•	act as a liaison to shareholders who request direct communication with the Board; and

•	perform such other roles and responsibilities as may be assigned from time to time by the nominating and governance committee or the full Board.

Historically, the Board has believed that having a chair who is also a member of the Company’s management team, whether or not the offices of chair and chief executive officer are held by the same person, has been highly effective for Genesco.

The Board’s Role in Risk Oversight

The Board views the identification and management of risk as a primary responsibility of the Company’s chief executive officer, who reports directly to the Board. In addition to general review and discussion of various aspects of risk management throughout the year, at least once annually, the Board receives a report from management of the Company with an overall assessment of the Company’s risk management processes and systems, including the identification of major risks associated with the Company’s business and strategies, a description of the Company’s approach to monitoring and managing each category of risk, and an assessment of residual exposures and whether and how they may be more effectively mitigated. The identification of major risks is based upon a survey of directors, executive management, the heads of staff and shared services functions, and managers with responsibility for major operational functions within the Company’s operating divisions, which occurs at least every two years. The Board completed an enterprise risk management assessment in Fiscal 2022.

The Board’s review in Fiscal 2022 of the Company’s risk management processes and systems focused on risks associated with the Company’s business and strategies in the following major categories:

•	Strategic and financial risk, competition, growth opportunities, credit, liquidity and capital resources, and customer dynamics.

•	Integrity and compliance risk, including accounting and financial reporting, legal compliance, and corporate governance matters.

•	Operational risk, supply chain, and workforce-related risks.

•	Risks related to data privacy and cybersecurity.

•	Catastrophic event risk, including facility losses and disruptions from natural disasters, climate change or other causes.

•	Risks related to ESG matters, including with respect to inclusion, equity and diversity.

•	Risks associated with the COVID-19 pandemic.

In addition to the Board’s ongoing oversight of risk management and the annual review with the Board of the Company’s risk management processes and systems, specific risk categories fall within the oversight of individual committees of the Board. For example, the audit committee has oversight of most of the risks falling within the integrity and compliance risk categories, which it addresses primarily through its ongoing review of internal controls over accounting and financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee also monitors the Company’s policies with respect to the risk of fraud, technology and information security, including cybersecurity and data privacy, by obtaining and reviewing reports on data management, security and privacy initiatives and significant existing and emerging cybersecurity risks. Additionally, the nominating and governance committee has direct oversight of governance-related risks and ESG matters, including diversity, equity and inclusion, and the compensation committee has direct oversight of certain aspects of workforce-related risks as well as risks arising from compensation policies and practices. Further, the full Board considers strategic and financial risk in its regular review of the Company’s strategic and operating plans and in connection with its authorization of specific transactions.

In connection with its annual review of the Company’s compensation programs, in January and February 2022, the compensation committee specifically considered whether risks arising from the Company’s compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company. In its analysis, the committee considered, among other things, the following:

•

the “banking” provisions of the Company’s Third Amended and Restated EVA Incentive Compensation Plan, as amended (the “EVA Plan”), discussed in “Executive Compensation — Compensation Discussion and Analysis,” below, under the heading “3. Elements of Direct Compensation — B. Annual Incentive Compensation,” which requires the Company to retain and pay out in three annual installments any portion of the Fiscal 2022 annual incentive award in excess of three times the target award plus one-third of the Declared Bonus (as defined herein) in excess of three times the target bonus, in each case, subject to reduction or elimination of the retained amount in subsequent years if performance deteriorates;

•

equity-based, long-term incentive component of the Company’s executive compensation also discussed in “Compensation Discussion and Analysis,” which is designed to prevent excessive risks by rewarding sustainable performance; and

•	the Company’s share ownership requirements.

As a result of its analysis, the compensation committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The members of the Board’s committees believe that they have sufficient access to the members of management with direct responsibility for the management of risks within their oversight to be able to understand and monitor such risks effectively. Each committee regularly reports to the full Board on matters related to the categories of risk within its oversight.

Cybersecurity

The Company’s data protection and cybersecurity program is headed by the Company’s chief information security and privacy officer and is designed to reduce risk to the confidentiality of information, integrity of operations and availability of technology systems. The Company seeks to identify and reduce technology and other risks, maintain a proactive security posture against threats, detect cybersecurity events when they occur, respond quickly and effectively to limit the impact of cybersecurity events, and build systems and processes to recover from a cybersecurity event or other data breach. There have been no material information security breaches in the past three years. The Company has an information security risk insurance policy.

An external managed security services provider uses known threat intelligence and data analytics to continuously monitor the Company’s network for potential indicators of compromise, and the Company maintains a security incident response plan to respond to events quickly and effectively. The plan, which is tested for larger events on an annual basis, includes specific response procedures covering pervasive threats such as ransomware. Internal reporting and escalation protocols are in place to ensure executive management, Audit Committee and full Board oversight, as appropriate.

The Company’s security awareness program seeks to create a culture of shared responsibility for the security of sensitive data and its network. This is accomplished through mandatory annual security training for employees with access to Company email as well as tailored training for certain employees in sensitive roles. Periodic testing ensures the training is effective. In addition, all employees have access to a variety of training materials on security topics through the Company’s training management system.

The Board’s Role in Corporate Strategy

The Board is actively involved in guiding, overseeing and reviewing the Company’s corporate strategy. Our Board played a critical role in forming our footwear focused strategy and continues active oversight and review of our strategy. Strategic business issues, including developments in our industry, opportunities for growth, multi-year strategic plans, investments and capital allocation, including M&A-related decisions, are discussed as a part of our standard procedure at our Board meetings. The Board also discusses corporate strategy throughout the year with management, both formally and informally, and during executive sessions of the Board, as appropriate.

The Board recurrently discusses the Company’s performance and results relative to our operating plan and expectations at each quarterly Board meeting and during ad hoc updates throughout the year. At most Board meetings, senior Company management makes presentations to the Board with respect to each of our divisions to facilitate a further in-depth and comprehensive discussion and review of the Company’s strategic and operational plans, initiatives and goals over the short- and long-term, as well as paths, options and alternatives to achieving such goals.

Board and committee-level discussions are also regularly infused with strategic and business themes. For example, headwinds and tailwinds for the industry and each of our businesses and the Company’s strategies with respect thereto are discussed at each meeting. At each regular Board meeting a detailed presentation of at least one of the Company’s divisions and its business is discussed in depth, including performance, competitive landscape, strategic direction and necessary investments to fuel growth. Risks associated with the business strategy and plans to mitigate those risks are also discussed. Our nominating and governance committee’s discussions and nomination decisions are guided by the Board’s views on the skill sets needed to further the Company’s strategy. Likewise, the compensation committee’s compensation decisions take into account management’s contributions toward implementing the Company’s strategy, and the audit committee provides oversight of the Company’s capital expenditures which are part of the Company’s strategic investments and evaluates risks to the Company’s strategy as part of its Enterprise Risk Management process. The Board also regularly considers, with the assistance of outside advisors, various strategic alternatives for the Company’s businesses and the Company as a whole.

Environmental, Social and Governance Highlights

For more than 95 years, Genesco has made it a priority to operate with high ethical standards and to serve all of our stakeholders. In furtherance of this priority, the Company has formed a subcommittee of our nominating and governance committee (the “ESG Subcommittee”) to provide oversight of the Company’s environmental, health and safety; diversity, equity and inclusion; corporate social responsibility; and corporate governance and sustainability initiatives (“ESG matters”). Ms. Barsh and Mr. Marshall are members of this subcommittee. The ESG Subcommittee was established during Fiscal 2022 and initiated its cadence of regular quarterly meetings. The responsibilities of the ESG Subcommittee include the following:

•	Assist in setting strategies for ESG matters

•	Recommend policies and practices in furtherance of those strategies

•	Oversee monitoring and reporting with respect to ESG matters

•	Advise the Board on shareholder concerns and proposals regarding ESG matters

The Company recognizes that as a retail and branded footwear, clothing and accessories business, its operations touch every corner of the globe. The Company and its Board are committed to delivering value to its shareholders while minimizing its impact on the planet and doing its part to support its employees, customers and suppliers, and the communities in which the Company operates. As a result, while the Company has always kept these stakeholders top of mind, the Company has intensified its efforts in recent years in the areas of climate change, responsible sourcing, human rights and diversity, equity and inclusion.

Climate Change, Responsible Sourcing and Human Rights

Genesco takes the responsibility of combating climate change very seriously. That is why the Company is working to minimize its environmental footprint across all segments of its operations and is completing its first enterprise-wide carbon assessment, which was performed by Carbon Footprint Ltd. The Company has identified five key areas that it believes will give the Company the most efficient strategy for bringing about real, effective change:

1)	Lessening Greenhouse Gases

2)	Limiting Non-renewable Energy Consumption

3)	Reducing Water Use

4)	Diverting Waste from Landfills

5)	Reducing Packaging Materials and Waste

Genesco is also committed to responsible, ethical sourcing. The Company partners with vendors who share its priorities of health and safety, social responsibility and environmental stewardship. The Company has a zero tolerance policy for forced labor, child labor or human trafficking. Genesco requires its vendors to comply with a code of ethics which meets international health and safety standards.

Diversity, Equity and Inclusion and Employee Engagement

The Board has oversight of the Company’s ongoing diversity, equity and inclusion efforts with guidance from the ESG Subcommittee. The Company seeks to cultivate a respectful and inclusive work environment in which diversity is leveraged to maximize employee potential and achieve business objectives. The Company is committed to creating a workplace reflecting a highly qualified and diverse team – one with different backgrounds, perspectives, ideas and skill sets. The Board and the Company believe that the more diverse perspectives we share, the better we will be. Genesco is proud that as of January 29, 2022, the majority of its U.S. workforce was female and the majority was also racially/ethnically diverse. Women also serve in several key leadership roles, including chair of the Board, president and chief executive officer, vice president of human resources, vice president of IT infrastructure, vice president of real estate and director of corporate relations, as well as chief marketing officer of the Schuh group, and senior vice president of employee development and strategy and senior vice president of marketing and catalog of the Journeys group. Five of our nine Board nominees are also diverse. However, Genesco is committed to further improving the Company and the communities it serves and is actively working to implement new initiatives that will result in an even more diverse team, including the following:

•

The Company has created employee advisory panels that represent the diversity of its workforce with a goal of promoting a deeper understanding of issues that are important to its employees and customers. These employee advisory panels also provide opportunities for employees to learn from and support one another as well as help drive meaningful change throughout the Company and in its communities.

•	The Company provides multiple avenues for employees to share ideas or report concerns about equality and inclusion including a dedicated email mailbox.

•

The Company actively supports and sponsors organizations such as the Human Rights Campaign Foundation, that promotes equality for the LGBTQIA community, the NAACP Legal Defense and Education Fund fighting for racial justice, Nashville PRIDE and the Nashville LGBT Chamber of Commerce advocating for the LGBTQIA community, the YWCA and Women’s Fund supporting women’s rights, among others. For the last three fiscal years, Genesco was named as a “Best Places to Work” for LGBTQ Equality by the Human Rights Campaign Foundation.

Genesco wants to continue to create a home where diverse talent can grow and succeed. The Company routinely conducts annual employee engagement surveys, and it remains committed to listening to and learning from its employees. The Company is also committed to its employees’ personal and professional development and well-being. The Company has taken the following actions to further these goals.

•	The Company supports and encourages participation in its LGBTQIA+ Employee Resource Group.

•

The Company has established a Diversity, Equity and Inclusion (“DEI”) Task Force to provide guidance and oversight in this area. The Company conducted a DEI survey to learn about employee experiences with inclusion and to solicit ideas for improvement. The Company also conducted employee listening sessions through an independent third party to gain additional insight into individual experiences.

•

The Company continues to invest in employees’ development needs and adapted previous in-person learning programs to virtual sessions during the pandemic. Learning content included recruiting and hiring, goal-setting, time management, building habits, navigating through the pandemic, developing future leaders, managing change, creating habits, coaching conversations and financial wellness.

•	Genesco believes it is important to give back to its own employees. The Company maintains two legacy programs to make a difference in its own employees’ lives.

•	The Genesco Employee Scholarship Fund to assist Genesco employees, and their children, in attending four-year colleges and universities.

•	The Genesco Employee Emergency Fund helps Genesco employees or eligible dependents who are experiencing economic hardship as a result of certain unforeseen and unpreventable circumstances.

•	Genesco supports employees through an Employee Assistance Program which provides resources to help employees make changes to improve overall well-being, navigate life events, and reach their goals.

Beyond giving back to its own employees, the Board believes it is important to encourage volunteer efforts and giving back to the community. The Company supports volunteer-led community outreach and non-profit initiatives that align with the Company’s philanthropy goals, with an aim to improve the overall quality of life in the communities where its employees work and live, and beyond. Notable programs include the Cold Feet, Warm Shoes program which has been ongoing for more than 30 years (with the exception of a pause during Fiscal 2021 and Fiscal 2022 due to COVID-19), providing more than 100,000 pairs of shoes to communities in need and our “Make a Difference” Charity Golf Tournament, which has provided a cumulative benefit of over $5 million to United Way of Greater Nashville. In addition, the Company empowers employees to volunteer and make an impact in their own communities through a variety of supportive initiatives, including Genesco’s Community Service Policy providing full-time employees with 10 hours per year of paid time to perform community service and the Genesco Employee Matching Gift Program providing matching donations up to $1,000 annually to the non-profit of their choice.

Shareholder Engagement

Each year members of management meet with shareholders on business and corporate strategy-related items, financial and operating performance and corporate governance matters. Management reports to the Board on these discussions. This process ensures that the Board and management understand and consider the issues important to the Company’s shareholders and enables the Company to address such issues effectively. The Company’s corporate governance profile and executive compensation programs reflect the input of shareholders from outreach efforts.

Board Self-Evaluation Process

The Board annually participates in a self-evaluation process. For Fiscal 2022, the Board conducted a written evaluation in which each director was asked to assess the Board’s structure and composition, the conduct and frequency of Board and committee meetings, the performance of Board committees, and other topics related to the Board’s effectiveness and its relationship with management. The Board hired an outside consultant to assess Board skills and effectiveness and to benchmark competitors. The results of the evaluations were compiled and summarized and discussed by the Board in executive session.

Communications with Directors by Shareholders, Employees and Other Interested Parties

The Board has established procedures for the Company’s shareholders and other interested parties to communicate with members of the Board. Shareholders and employees of the Company and other interested parties may address communications to directors, either collectively or individually (including to the lead independent director or to the non-management directors as a group), in care of the Corporate Secretary, Genesco Inc., 535 Marriott Drive, Nashville, Tennessee 37214. The Corporate Secretary’s office delivers to directors all written communications, other than commercial mailings, addressed to them.

Directors’ Annual Meeting Attendance

The Company encourages all directors to be present at the annual meeting of shareholders. All of the Company’s directors were present at last year’s virtual annual meeting.

Director Age Limit

The Company’s Corporate Governance Guidelines require that any director that is over the age of 75 at the time of the annual meeting of shareholders shall not be nominated to the Board at that meeting by the nominating and governance committee.

Legal Proceedings

The Company is not aware of any legal proceedings related to any directors that are required to be disclosed under Item 401(f) of Regulation S-K under the Exchange Act, except that, in November 2018, after Mr. Diamond’s resignation as chief executive officer, Defy Media, LLC made an assignment for the benefit of creditors under California law.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines for the Company. They are accessible on the Company’s website, www.genesco.com.

Code of Business Conduct and Ethics for Employees and Directors

The Company has adopted a Code of Business Conduct and Ethics for Employees, Officers and Directors that applies to all employees, officers and directors. The Company has made the Code of Business Conduct and Ethics for Employees, Officers and Directors available and intends to provide disclosure of any amendments or waivers of the code with respect to directors and executive officers within four business days after an amendment or waiver on its website, www.genesco.com.

Website

The charters of the nominating and governance, compensation and audit committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics for Employees, Officers and Directors are available on the Company’s website, www.genesco.com. All references to the Company’s website in this proxy statement are inactive textual references only. Print copies of these documents will be provided to any shareholder who sends a written request to the Corporate Secretary, Genesco Inc., 535 Marriott Drive, Nashville, Tennessee 37214.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND

PRINCIPAL SHAREHOLDERS

Principal Shareholders

The following table sets forth the ownership, as known to the Company as of April 25, 2022, according to the most recent filings of Schedules 13G and 13D and amendments thereto, as applicable, by the beneficial owners which own beneficially more than 5% of the Company’s common stock. Percentages are calculated based on 13,728,784 outstanding shares as of April 25, 2022. None of such persons owns any equity securities of the Company other than common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street New York, New York 10055	2,327,113	16.9

FMR LLC (2)	1,249,374	9.1

245 Summer Street

Boston, Massachusetts 02210
The Vanguard Group (3) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,297,206	9.4

Dimensional Fund Advisors LP (4)	931,370	6.8

Building One, 6300 Bee Cave Road

Austin, Texas 78746
Legion Partners (and certain of its affiliates) (5) 12121 Wilshire Blvd, Suite 1240 Los Angeles, California 90025	922,180	6.7

(1)	Based upon a Schedule 13G/A filed January 27, 2022, showing sole voting power with respect to 2,298,784 shares and sole dispositive power with respect to 2,327,113 shares.

(2)	Based upon a Schedule 13G/A filed February 9, 2022, showing sole voting power with respect to 214,379 shares and sole dispositive power with respect to 1,249,374 shares.

(3)

Based upon a Schedule 13G/A filed February 10, 2022, showing shared voting power with respect to 19,602 shares, sole dispositive power with respect to 1,268,455 shares, and shared dispositive power with respect to 28,751 shares.

(4)	Based upon a Schedule 13G/A filed February 8, 2022, showing sole voting power with respect to 907,645 shares and sole dispositive power with respect to 931,370 shares.

(5)

Based upon a Schedule 13D/A dated April 21, 2022, with respect to Legion Partners, L.P. I showing shared voting power with respect to 864,697 shares and shared dispositive power with respect to 864,697 shares; with respect to Legion Partners, L.P. II showing shared voting power with respect to 57,383 shares, and shared dispositive power with respect to 57,383 shares; with respect to Legion Partners, LLC showing shared voting power with respect to 922,080 shares and shared dispositive power with respect to 922,080 shares; with respect to Legion Partners Asset Management, LLC showing shared voting power with respect to 922,080 shares and shared dispositive power with respect to 922,080 shares; with respect to Legion Partners Holdings, LLC showing shared voting power with respect to 922,180 shares and shared dispositive power with respect to 922,180 shares; with respect to Christopher S. Kiper showing shared voting power with respect to 922,180 shares and shared dispositive power with respect to 922,180 shares; with respect to Raymond T. White showing shared voting power with respect to 922,180 shares and shared dispositive power with respect to 922,180 shares.

Ownership of Directors and Management

The following table sets forth information as of April 25, 2022, regarding the beneficial ownership of the Company’s common stock by each of the Company’s directors, the persons required to be named in the Company’s summary compensation table appearing elsewhere in the proxy statement and the directors and executive officers as a group. None of such persons owns any equity securities of the Company other than common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)
Joanna Barsh	29,239
Matthew C. Diamond	53,530
John F. Lambros	3,142
Thurgood Marshall, Jr.	16,081
Angel R. Martinez	3,687
Kevin P. McDermott	24,198
Mary E. Meixelsperger	6,972
Gregory A. Sandfort	6,252
Mimi E. Vaughn	254,858
Thomas A. George	26,736
Parag D. Desai	83,484
Mario Gallione	69,059
Scott E. Becker	41,375
Current Directors and Executive Officers as a Group (15 Persons)	660,163	(3)

(1)

Each director and officer owns less than 1% of the outstanding shares of the Company’s common stock, other than Mimi E. Vaughn, who owns approximately 1.9% of the Company’s common stock based on 13,728,784 outstanding shares as of April 25, 2022.

(2)

Shares are shown as beneficially owned if the person named in the table has or shares the power to vote or direct the voting of, or the power to dispose of, or direct the disposition of, such shares, which includes shares of restricted stock that remain subject to forfeiture. See “Director Compensation” and “Executive Compensation — Summary Compensation Table” below.

(3)	Constitutes approximately 4.8% of the outstanding shares of the Company’s common stock based on 13,728,784 outstanding shares as of April 25, 2022.

Director and Executive Officer Ownership Guidelines

The nominating and governance committee of the Board has adopted share ownership guidelines for directors and executive officers, including the named executive officers. The guidelines require that named executive officers hold at least the number of shares specified below:

Chief Executive Officer	60,000 shares
Chief Operating Officer (if applicable)	30,000 shares
Chief Financial Officer	20,000 shares
Senior Vice Presidents-Operations	20,000 shares
Other Senior Vice Presidents	15,000 shares

The guidelines allow covered executives up to five years from their appointment dates to comply with the guidelines. All executive officers complied with the guidelines through Fiscal 2022. Restricted stock grants may be used to satisfy the guidelines, consistent with the intent that such awards align executive officers’ interests with those of shareholders. The value of unearned performance-vested equity awards and the “in-the-money” value of unexercised stock options do not count toward achievement of the guidelines.

The guidelines require that non-employee directors hold a number of shares equal to three times their annual cash retainer. Directors are expected to achieve that ownership within five years of the director’s election to the Board. All non-employee directors have complied with the ownership guidelines or are within the five year window to achieve compliance.

Anti-Hedging Policy for Directors and Officers

The Board has adopted a policy prohibiting hedging against future declines in the market value of the Company’s securities by directors and officers of the Company. This policy prohibits directors and officers from directly or indirectly engaging in any hedging transaction that eliminates or limits economic risk with respect to the director’s or officer’s interest in the Company’s securities, including any compensation awards the value of which are derived from, referenced to or based on the value or market price of the Company’s securities. The policy reflects the Board’s judgment that hedging transactions decrease alignment between the interests of the officers and directors and those of the shareholders, undermining the objectives underlying stock-based compensation and the share ownership policy for officers and directors.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2022 Summary Results

We generated outstanding operating results in Fiscal 2022, including the following:

•	Increased net sales 36% from Fiscal 2021 and 10% over Fiscal 2020;

•	GAAP and Non-GAAP operating income increased 87% and 53%, respectively, over Fiscal 2020;

•	Continued to capitalize on the accelerated shift to online spending, increasing e-commerce sales by 77% from Fiscal 2020;

•	Generated operating cash flow of $240 million; and

•	Returned capital to our shareholders with the repurchase of $83 million in stock.

Compensation Philosophy

Genesco’s compensation programs are intended to attract and retain employees with skills necessary to enable the Company to achieve its financial and strategic objectives and to motivate them through the use of appropriate incentives tied to the Company’s performance and market value to achieve those objectives. The Company recognizes that the goals of employee attraction, retention and motivation must be balanced against the necessity of controlling compensation expense, with the ultimate objective of building shareholder value. With respect to senior management (executive officers and heads of the Company’s operating units and staff departments, including the principal executive officer, the principal financial officer and the additional officers listed in the Summary Compensation Table which follows this discussion, who are referred to in this discussion as the “named executive officers”), the compensation committee of the Board (the “compensation committee” or, in this “Compensation Discussion and Analysis” section, the “committee”) has the responsibility to design a compensation program and set levels of compensation that attempt to achieve the optimal balance between employee attraction, retention and motivation, on the one hand, and control of compensation expense, on the other.

This Compensation Discussion and Analysis describes our executive compensation programs for Fiscal 2022 named executive officers who were:

-	Mimi E. Vaughn, chair of the Board, president and chief executive officer;

-	Thomas A. George, senior vice president—finance and chief financial officer;

-	Parag D. Desai, senior vice president—chief strategy and digital officer;

-	Mario Gallione, senior vice president of the Company and president, Journeys Group; and

-	Scott E. Becker, senior vice president, general counsel and corporate secretary.

Mr. George was named senior vice president—finance and chief financial officer on October 21, 2021, holding the title of senior vice president — finance and interim chief financial officer before that date during Fiscal 2022.

1. Compensation Mix.  Genesco’s compensation programs for its senior management are designed to incorporate a significant element of pay for performance.

The Company generally targets base salaries at or below the median of its peer group, while providing upside potential through performance-based compensation, comprised of a combination of annual cash incentives (which incorporate a multi-year banking mechanism) linked to operating results and stock-based compensation.

The graphs below illustrate, for the chief executive officer and for the other named executive officers as a group, the components of target total direct compensation (defined as base salary, target annual cash incentive award and the grant date market value of restricted shares granted under the Company’s equity incentive plan) for Fiscal 2022:

Chief Executive Officer

Other Named Executive Officers (Group Average)

The chief executive officer and the other named executive officers received an annual incentive award for Fiscal 2022, as set forth under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table, reflecting financial performance of the Company for the year which exceeded targets.

At the annual meeting of shareholders in 2021, the compensation of the named executive officers of the Company was submitted for a non-binding, advisory “say on pay” vote by shareholders. Approximately 89% of the votes cast, representing approximately 81% of outstanding shares eligible to vote, were voted in favor of the compensation paid to the named executive officers. The committee considered these results in its review of the Company’s compensation philosophy in connection with its approval of named executive officer compensation for Fiscal 2022 and determined that neither the compensation philosophy nor its implementation should be changed in response to the “say on pay” vote. The committee expects to continue to consider shareholder views on compensation philosophy and implementation as expressed in the most recent “say on pay” vote when setting compensation. In addition, as the Company’s business evolves, the committee has initiated a comprehensive review of the Company’s compensation program with a continued goal of aligning pay and performance. The committee’s focus is on motivating employees to achieve the Company’s long-term financial and strategic objectives, making changes to the compensation program if appropriate to continue to align with long-term strategy to create shareholder value.

2. Compensation Committee Process.  In seeking to balance employee attraction and retention with appropriate management of compensation expense, the committee looks primarily to market data. It retains an independent compensation consultant to work directly with the committee in gathering and analyzing data. The committee and its consultant also solicit input from the chief executive officer on subjective considerations such as an individual executive’s performance and aspects of his or her role in the Company that might affect the relevance of market comparisons and perceptions of internal equity that the chief executive officer believes should be taken into account in individual cases of the Company’s other executives. On the basis of the market data, management input, and the consultant’s knowledge of trends and developments in compensation design, the consultant annually presents analyses and observations regarding the material elements of senior management direct compensation for the committee’s consideration. The final compensation decisions rest with the committee.

In May 2018, the Company engaged F.W. Cook as its independent compensation consultant, and F.W. Cook’s analysis was used by the committee to make decisions about target total direct compensation levels for Fiscal 2022. Total fees paid by the Company to F.W. Cook represent a minimal portion of the firm’s total revenues, and as a result of this and other factors, the committee believes that no conflict of interest existed or exists in its role as compensation consultant to the committee.

In recent years, the committee has approached its analysis of senior management compensation from the perspective of total direct compensation (consisting of base salary, the annual incentive plan, including the multi-year banking aspects discussed herein, and long-term, stock-based incentives). For its analysis of compensation levels established for Fiscal 2022, the committee referenced the following 16-company peer group: Abercrombie & Fitch Co.; The Buckle, Inc.; Caleres, Inc.; The Cato Corporation; Chico’s FAS Inc.; The Children’s Place, Inc.; Deckers Outdoor Corporation; Designer Brands Inc.; Express, Inc.; G-III Apparel Group, Ltd.; Shoe Carnival, Inc.; Skechers USA, Inc; Steve Madden, Ltd.; Urban Outfitters, Inc.; Wolverine World Wide, Inc.; and Zumiez Inc

3. Elements of Direct Compensation.  Total direct compensation to the Company’s senior management consists of annual base salary, annual incentive bonuses (which includes a multi-year “banking” feature) and long-term incentives in the form of stock-based awards. The committee generally seeks to pay base salaries at or below the market median, using the bonus to provide the potential for above-median cash compensation for superior performance against annual performance objectives that reward creation of shareholder value. Additionally, as noted, certain features of the bonus plan are intended to encourage a longer-term focus, as is the long-term incentive element of the compensation program. The long-term incentive element is stock-based, intended to further align management’s interests with those of the shareholders. The committee also considers targeted total cash levels (base salary plus the target bonus) and total direct compensation (target total cash plus the grant date value of long-term incentives) in relation to the peer group companies and the survey data.

A. Base Salary.  The Company pays base salaries to its employees in order to provide a level of assured compensation reflecting the employment market of the employee’s skills and the demands of his or her position. The following table sets forth the base salary increases approved by the committee for each named executive officer:

Named Executive Officer	Fiscal 2021	Fiscal 2022	Fiscal 2022 Base Salary Increase $	Fiscal 2022 Base Salary Increase %
Mimi E. Vaughn (1)	$850,000	$865,000	$15,000	1.8%
Thomas A. George (2)	$500,000	$500,000	$0	0%
Parag D. Desai	$405,500	$405,500	$0	0%
Mario Gallione (3)	$482,040	$491,683	$9,643	2.0%
Scott E. Becker (4)	$420,000	$428,401	$8,401	2.0%

(1)	Ms. Vaughn’s base salary was increased in recognition of her positive impact on and contributions to the Company and in an effort to align it more closely with external benchmarks.

(2)	Mr. George was promoted to senior vice president - finance and chief financial officer on October 21, 2021, having served in the role of interim chief financial officer prior thereto in Fiscal 2022.

(3)

Mr. Gallione’s base salary was increased in recognition of his positive impact on and contributions to the Company and the Journeys division and in an effort to align it more closely with external benchmarks.

(4)

Mr. Becker’s base salary was increased in recognition of his positive impact on and contributions to the Company, including the additional responsibilities of overseeing human resources, and in an effort to align it more closely with external benchmarks.

B. Annual Incentive Compensation.  (i) Overview. Executive officers (other than the chief executive officer and for Fiscal 2022, Mr. George) participate in the EVA Plan, which is designed to reward increasing earnings in an amount sufficient to provide a return on capital greater than the Company’s cost of capital. The committee believes that that the EVA Plan, with its potential for positive and negative effects on compensation based on performance and the multi-year effects of its banking features, has adequately aligned pay and long-term performance. The committee believes that it is appropriate to consider compensation on a multi-year basis, noting that in six of the last nine years, executive officers assigned to the Corporate business unit did not earn a positive annual incentive award, including in Fiscal 2021, when no executive officer earned a positive annual incentive award, with no adjustments applied for macroeconomic, industry or other factors outside of management’s control.

The committee has historically recommended that the Board award the chief executive officer’s annual bonus on the same basis as if the chief executive officer were a Corporate Total business unit participant in the EVA Plan, and the committee did so again in Fiscal 2022, and has voted to do so with respect to Fiscal 2023. The EVA Plan also incorporates a provision making a portion of each participant’s award contingent on the achievement of individual strategic goals to provide an incentive for strategic and operational objectives that may not be immediately reflected in the annual financial performance of the participant’s business unit. The compensation committee annually sets target bonus levels based on the Company’s peer group and survey comparisons of target bonuses as a percentage of base salary and target total cash compensation. The chief executive officer also provides input to the committee on target bonus levels for positions other than his or her own.

(ii) Bonus Targets.  The following table sets forth target bonuses as a percentage of base salary for the named executive officers for Fiscal 2022:

Named Executive Officer	Target Bonus as a Percentage of Base Salary
Mimi E. Vaughn	106%
Thomas A. George	N/A
Parag D. Desai	75%
Mario Gallione	75%
Scott E. Becker	62%

The named executive officers’ target bonuses as a percentage of base salary were unchanged from Fiscal 2021 except for Ms. Vaughn whose target bonus increased by 1%.

(iii) Award Components.  The named executive officers participating in the Fiscal 2022 EVA Plan were eligible to receive a fraction or multiple of their target awards based on the factors described below. Bonuses earned can be negative, offsetting or entirely eliminating “banked” amounts carried over from prior years and, subject to the limitations described below, offsetting awards in future years. Presidents of the Company’s operating divisions were eligible to earn cash awards equal to the sum of (a) 75% of their bonus targets multiplied by a factor determined by changes in Economic Value Added (“EVA”) (the “EVA change factor”) for their respective business units for the year, and (b) 25% of the targets multiplied by (i) the EVA change factor for their respective business units for the year and (ii) the percentage of achievement of individual strategic goals (discussed in greater detail below) agreed upon by the participant and the chief executive officer during the first quarter of the fiscal year. Heads of corporate staff departments were eligible to receive cash awards equal to the sum of (a) 75% of their bonus targets multiplied by the EVA change factor for the Company as a whole and (b) 25% of their bonus targets multiplied by the EVA change factor for the Company as a whole and the product multiplied by their percentage of achievement of their individual performance goals. Each participant’s business unit allocation is assigned by the chief executive officer, who also determines the weighting of the various business unit components for participants with responsibility for multiple units, and approved by the committee. Among the named executive officers participating in the EVA Plan in Fiscal 2022, Mr. Becker and Mr. Desai were assigned to the Corporate Total business unit; and Mr. Gallione was assigned 100% to the Journeys Group business unit. As noted above, Ms. Vaughn and Mr. George did not participate in the EVA Plan in Fiscal 2022. However, while Ms. Vaughn is not a participant in the EVA Plan, the committee has historically awarded the chief executive officer’s bonus on the same basis as if the chief executive officer were assigned 100% to the Corporate Total business unit. For a description of Mr. George’s bonus compensation arrangements, see “Other Compensation — Change of Control Arrangements, Severance Plan and Arrangements with Mr. George” below.

See “Bonus Calculation Factors,” below, for additional information on the performance factors for each primary business unit and for the Company as a whole for Fiscal 2022.

(iv) EVA Calculations.  EVA for Fiscal 2022 was determined by subtracting from a business unit’s net operating profit after taxes (“NOPAT”) a charge of 10% of the average net assets (total assets minus non-interest bearing liabilities) employed to generate the profit. The 10% capital charge represented the Company’s estimate of its weighted average cost of debt and equity capital. The EVA Plan is designed to encourage efficient use of assets, since profit improvement that is less than 10% of the incremental net assets employed reduces the participant’s bonus. Incentive awards are determined by the amount of actual EVA change during the year relative to EVA change targets for the year.

NOPAT and net assets employed for EVA Plan purposes are not necessarily the same as the corresponding accounting measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) for financial reporting purposes. The Company’s NOPAT for purposes of the EVA Plan in Fiscal 2022 was calculated by (a) adjusting reported earnings from operations upward by the following pre-adjusted amounts:

•	$0.9 million for tax credits;

•	$0.7 million in a large capital projects adjustment related to a distribution expansion at Journeys;

•	$43.3 million related to the difference between recorded bonus expense under GAAP and a one-time target bonus; and

•	$4.0 million in expenses related to the Company’s new headquarters building;

and (b) adjusting the resulting figure downward by the following amounts:

•	$8.1 million in the “Asset impairments and other, net” line on the Consolidated Statements of Operations for Fiscal 2022;

•	$2.0 million related to retail store asset impairments;

•	$0.7 million in purchase price adjustments related to the Togast acquisition;

•	$0.9 million in a large capital projects adjustment related to a new distribution center at Schuh;

•	$1.1 million of other adjustments; and

•	taxes at a 28% rate for the Company’s operations other than Schuh and at an 18% rate for Schuh’s operations.

(v) Bonus Calculation Factors.  The following table shows for each of the Company’s primary business units in Fiscal 2022: (a) the amount of EVA improvement required to earn a target bonus award, (b) the incremental EVA change required to earn each additional whole-number multiple of the target, (c) the actual EVA for the business unit, and (d) the multiple of the target bonus actually earned. Fractional multiples are earned for incremental changes less than the full improvement interval shown in column (b). Negative bonuses accrue to the extent that shortfalls from the target improvement (column (a)) exceed the interval shown in column (b). See the discussion under the heading “Bonus Bank” below for the consequences of a negative bonus. As discussed above, a named executive officer with responsibilities for more than one business unit receives incentive compensation reflecting the weighted average EVA changes in all the relevant business units.

	(a)	(b)	(c)	(d)
Business Unit	FY 2022 Target EVA Improvement ($)	FY 2022 Incremental Improvement Interval ($)	FY 2022 EVA Change ($)	FY 2022 Bonus Multiple
Corporate Total	(1,450,000)	8,599,000	173,470,000	21.34
Journeys Group	(6,040,000)	7,899,000	87,673,000	12.86
Johnston & Murphy Group	(680,000)	1,508,000	43,172,000	30.08
Schuh Group	3,283,000	1,860,000	38,062,000	19.70
Licensed Brands	1,230,000	888,000	12,725,000	13.94

Each business unit’s target for EVA improvement (shown in column (a), above) is determined in advance by allocating the Company’s total expected EVA improvement among all its business units. Typically every three years, the Company calculates the amount of EVA improvement which it believes is “expected” by the market from the amount by which its current market value exceeds the capitalized value of current EVA plus invested capital — in other words, the amount of value associated with the Company’s future growth. Target EVA improvement is the amount of improvement required to give investors a cost of capital return on this future growth value, and thus on the market value of their investment. The incremental improvement interval (shown in column (b), above), is both the amount of additional EVA improvement above the amount in column (a) that is required to earn a bonus of two times the participant’s target and also the amount of shortfall from the column (a) target that will result in a zero bonus. The calibration of the intervals shown in column (b) reflects an effort to give the business units appropriate shares of above-target EVA improvement for a given bonus pool based primarily on unit size with adjustments designed to achieve a similar likelihood of multi-year zero bonuses among all units.

(vi) Individual Strategic Objectives.  As noted above, the payment of a portion of each participant’s annual incentive award for EVA improvement is contingent on the participant’s achievement of individual strategic goals agreed upon in advance with the participant’s supervisor. Not achieving all individual strategic goals for a given fiscal year can reduce an EVA Plan award that is otherwise payable, but performance meeting or exceeding these strategic goals cannot serve to increase the amount of any such award. Individual strategic goals for the named executive officers typically involve initiatives that the executive officers consider important to the long-term prospects of the participants’ business units, but that may not be adequately rewarded by the portion of the bonus calculated on current financial performance. Examples could include retail divisions’ opening a targeted number of new retail stores on schedule, shared services’ implementation of an infrastructure improvement or execution of a planned disposition of a business unit, or a business unit’s launch of a new retail concept or product line. No individual strategic goal was material to any named executive officer’s compensation or to any component of it in Fiscal 2022. The participant’s supervisor, generally in consultation with the participant, determines whether and to what extent the participant’s individual strategic goals have been met. Certain strategic goals are quantitative, allowing an objective determination of the extent to which they are achieved, while others are more qualitative in nature, requiring a subjective determination of achievement. The EVA Plan permits full credit for strategic goals if they have been at least 95% achieved.

No portion of the award for achievement of individual strategic goals is ordinarily to be paid unless some portion of the applicable award for operating results is earned, although the EVA Plan authorizes the committee to consider exceptions for extraordinary strategic successes upon the recommendation of the chief executive officer. No exceptions of this nature have ever been made.

(vii) Bonus Bank.  The EVA Plan includes a “bonus bank” feature. Awards for EVA results in excess of target are uncapped and “negative awards” for results less than target are possible. To address COVID-related volatility and the corresponding impact to the EVA Plan, a one-time change was made with respect to Fiscal 2022 EVA Plan payouts for participants in the EVA Plan as of January 30, 2021, as follows: Any negative Bonus Bank as of the end of Fiscal 2020 was forgiven, and any positive Bonus Bank as of the end of Fiscal 2020 was not subject to reduction and was paid out when Fiscal 2022 bonuses were paid. The bonus payout at the end of the Fiscal 2022 plan year is payable as follows: (i) each participant shall be paid the participant’s earned bonus (the “Declared Bonus”), up to two times the participant’s target bonus for the Plan Year; (ii) a participant’s Declared Bonus in excess of two times the participant’s target bonus for the Plan Year will be applied to a participant’s negative Bonus Bank, if any, until the Bonus Bank is zero; and (iii) if the Declared Bonus exceeds the sum of (i) and (ii), up to three times the target bonus plus one third of the Declared Bonus in excess of three times the target bonus shall be paid out. Any of the Declared Bonus remaining after the application of the previous sentence is retained as a separate account balance (the

“Separate Account”). The Separate Account established for the Fiscal 2022 Plan Year will be paid out in three equal annual installments commencing on the date when EVA Plan bonus payments are made in the following Plan Year, except that any positive Separate Account balance that exists from prior Plan Years and has not been so paid out will be fully netted against any negative award with respect to a subsequent Plan Year. A “Bonus Bank” shall be established for each participant each year and shall consist of: (i) the participant’s positive “Declared Bonus” not distributed because of payout limitations or (ii) the participant’s negative Declared Bonus, as applicable. In addition, solely with respect to any positive Bonus Bank or Separate Account generated with respect to Fiscal 2022 (a “2022 Positive Bank”), a participant must be employed by the Company on the date of payment in order to be entitled to any portion of any remaining 2022 Positive Bank. Notwithstanding the foregoing, any remaining 2022 Positive Bank shall be payable without interest within thirty days of (i) the Company’s termination of the participant’s employment without Cause, or (ii) the participant’s death.

For EVA Plan years other than Fiscal 2022, any award in excess of three times the target bonus and any negative award is credited to the participant’s account in the bonus bank, and positive bank balances are payable in future years only subject to performance in those years. For EVA Plan years other than Fiscal 2022, a participant will receive a payout equal to (i) the current year’s award, up to three times the target, plus (ii) one-third of any amount in excess of three times the target in the current year, and (iii) the installments of banked awards from previous years, if any, that are payable in the current year. Positive bank balances from each year are paid out in three equal annual installments, subject to current-year performance in each of the three subsequent years. If the current year’s award is negative, any positive balance in the participant’s bank is applied against it, reducing or entirely eliminating the positive balance, depending upon the magnitude of the negative award for the current year.

Any positive balance is forfeited if the participant is terminated for “cause” (as defined in the EVA Plan). For plan years other than Fiscal 2022, if the participant voluntarily resigns from employment by the Company, any positive bank balance does not become payable until the end of the fifth fiscal year following the participant’s resignation and is subject to reduction or elimination in the meantime based upon the performance of the business unit or units to which the participant was assigned when he or she resigned.

For EVA Plan Years other than Fiscal 2022, if the participant’s bonus bank balance from prior years is negative, 50% of any positive award in excess of two times the target in a subsequent year will be applied toward “repaying” the negative balance and 50% will be paid out to the participant (up to the generally applicable limit of three times the target plus one-third of any amount in excess of three times the target in the current year). Any negative balance from a single year will be canceled to the extent not repaid after three subsequent years. The committee believes that the “bonus bank” feature of the EVA Plan offers improved incentives for management to focus on building long-term value in the Company, and that the provisions that leave positive bank balances at risk for five years following voluntary resignation aid the retention of key employees. Including Fiscal 2022 accruals, bonus bank balances for the named executive officers are as follows:

Mimi E. Vaughn	$5,136,903
Thomas A. George	N/A
Parag D. Desai	$1,648,358
Mario Gallione	$2,021,486
Scott E. Becker	$1,472,779

For Fiscal 2022, in order to more closely align the interests of the executive officers and the Company’s shareholders and to promote employee retention, the committee determined to convert payments under the EVA Plan above three times each executive officer’s target bonus from cash to equity. For Fiscal 2022, any portion of the

Declared Bonus payable in excess of three times target for each executive officer has been paid in the form of restricted stock vesting over a period of two years, subject to continued employment. Bonuses reported in column (g) of the Summary Compensation Table below are cash bonuses actually payable for the years indicated, reflecting, where applicable, reductions of amounts otherwise payable by the recapture of previously accrued negative balances pursuant to the “banking” feature of the EVA Plan and positive bank balances held back in prior years that became payable for the year indicated because of performance in that year. Stock Awards in column (e) of the Summary Compensation Table below include restricted stock awards representing the value of the bonus payable in excess of three times target bonus for each named executive officer who participated in the EVA Plan in Fiscal 2022.

(viii) Compensation Recoupment Policy.  The Board has adopted a Compensation Recoupment Policy providing that the committee may in its sole discretion require reimbursement of any cash or equity-based award paid or payable to a current or former executive officer of the Company based partially or entirely upon the attainment of objective performance criteria (“incentive compensation”) in certain circumstances. The committee may require reimbursement from an executive officer who received incentive compensation based on erroneous financial data if the Company is required to restate its financial statements due to material noncompliance with financial reporting requirements under the federal securities laws or if the committee determines that any action by the executive officer or an employee under his or her direct supervision constituted noncompliance with the Company’s Code of Business Conduct and Ethics to the material detriment of the Company. Unless the committee determines that the executive officer engaged in misconduct that caused or contributed to a required restatement of financial statements or that the violation of the Code of Business Conduct and Ethics was committed by the executive officer or by an employee under his or her direct supervision with the actual or constructive knowledge of the executive officer, the committee may recover only to the extent of any positive bonus bank balance credited to the executive officer under the EVA Plan. If the committee so determines, it may pursue recovery from the executive officer in its discretion, in accordance with applicable law.

(ix) Anti-Hedging Policy.  The Company has a policy prohibiting a director or officer from, directly or indirectly, engaging in any hedging transaction that reduces or limits the director’s or officer’s economic risk with respect to his or her ownership interests in the Company. Prohibited transactions include the purchase by a director or officer of financial instruments including prepaid variable forward contracts, equity swaps, collars, puts, calls or other derivative securities that are designed to hedge or offset a decrease in the market value of the Company’s stock.

C. Stock-Based Compensation.  Grants of restricted stock and stock options to executive officers and other key employees of the Company including the named executive officers are intended to provide them with an incentive to make decisions that are in the long-term best interests of the Company and to balance the shorter-term annual cash incentive component of executive compensation. Stock-based compensation is also intended to align the financial interests of management with those of the Company’s shareholders, since the value of a share of restricted stock and stock options is dependent upon the Company’s performance and the recognition of that performance in the market for the Company’s stock. The grant date value of restricted shares granted in July 2021 and October 2021 for each named executive officer is as follows:

Named Executive Officer	Fiscal 2021	Fiscal 2022	Fiscal 2022 Increase $	Fiscal 2022 Increase %
Mimi E. Vaughn (1)	$1,719,811	$2,469,479	$749,668	43.6%
Thomas A. George (2)	N/A	$1,478,455	N/A	N/A
Parag D. Desai (3)	$488,381	$703,615	$215,234	44.1%
Mario Gallione	$580,595	$684,292	$103,697	17.9%
Scott E. Becker (4)	$424,891	$639,978	$215,087	50.6%

(1)	Ms. Vaughn’s restricted stock grant was increased as part of a phased plan to align her compensation more closely with external benchmarks. Ms. Vaughn’s compensation remains below market median.

(2)

Mr. George was promoted to senior vice president - finance and chief financial officer on October 21, 2021, having served in the role of interim chief financial officer prior thereto in Fiscal 2022. This equity grant was made in connection with his promotion and is intended to cover his full two-year employment period through March 2024.

(3)	Mr. Desai’s stock-based compensation was increased in recognition of his promotion to chief digital and strategy officer.

(4)

Mr. Becker’s stock-based compensation was increased in recognition of his positive impact on and contributions to the Company, including the additional responsibilities of overseeing human resources, and in an effort to align it more closely with external benchmarks.

Stock-based incentive awards in the form of restricted stock are typically granted to executive officers and other key employees once annually. The committee does not attempt to time stock-based incentive grants in relation to the Company’s release of material information. From 2009 until 2020, stock-based incentive grants have been awarded in June. Last year, stock-based incentive grants were made on July 1, 2021, although the Company expects to revert to making annual grants in June beginning in 2022. The committee has also occasionally made grants to newly-hired key employees at its next meeting after their employment commenced, and Mr. George was made a one-time grant in October 2021 in connection with his promotion to senior vice president - finance and chief financial officer.

Since 2008, except for a one-time, promotion-based option grant to Ms. Vaughn in Fiscal 2021, the committee has awarded equity compensation in the form of restricted stock, in part to offset the multi-year and leveraged nature of the EVA program. The restricted stock is subject to forfeiture upon termination of the grantee’s employment prior to vesting, which, for the Company’s historical annual award grants, occurs in four equal annual increments with respect to all currently outstanding grants to executive officers. As discussed above under “Annual Incentive Compensation — Bonus Bank,” in March 2022, the Company made special grants of restricted stock to the named executive officers for the portion of the Declared Bonus payable under the EVA Plan for Fiscal 2022 in excess of three times target for each executive officer. These awards vest two-thirds on the first anniversary of the grant date and one-third on the second anniversary of the grant date, subject to continued employment.

The Company’s officers are subject to share ownership guidelines. See “Security Ownership of Officers, Directors and Principal Shareholders — Director and Executive Officer Ownership Guidelines.”

4.  OtherCompensation.

A.  Change of Control Arrangements, Severance Plan and Arrangements with Mr. George.

(i) Change of Control Arrangements and Severance Plan.  All the named executive officers other than Mr. George are parties to employment protection agreements, which become effective only in the event of a change of control (as defined in the agreements). Each agreement provides for employment by the Company for a term of up to three years following a change of control. In the event that the executive’s employment is terminated under certain circumstances during the contractual employment period after a change of control, the executive is entitled to a lump sum payment and the continuation of certain benefits, as described below under the heading “Change of Control Arrangements and

Severance Plan.” Additionally, awards made by the Company under the Company’s equity incentive plans become immediately vested and exercisable upon a “change of control” (as defined in the plans), provided that, awards made by the Company under the Second Amended and Restated 2009 Equity Incentive Plan and the 2020 Equity Incentive Plan become immediately vested and exercisable upon a “change of control” unless the award is assumed by the acquirer or new rights meeting certain conditions are substituted therefor.

The Company maintains a Severance Plan for monthly-paid salaried employees to provide for certain benefits to covered employees (including the named executive officers) in the event of a Company-initiated separation from the Company other than for cause (as defined in the Severance Plan). Under the terms of the Severance Plan, an eligible employee is entitled to one week of base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. The Severance Plan is discussed in further detail under the heading “Change of Control Arrangements and Severance Plan.”

The Company believes that reasonable severance and change of control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are a product of a recruiting environment within our industry that has historically been competitive. The Company also believes that a change of control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change of control transaction that could be in the best interests of shareholders.

(ii) Arrangements with Mr. George.  In connection with Mr. George’s promotion to senior vice president - finance and chief financial officer, beginning January 30, 2022, Mr. George will continue to receive an annual base salary of $500,000 and be entitled to receive a target incentive award for fiscal years 2023 and 2024 under the Company’s EVA Plan equal to 70% of his base salary (the “EVA Incentive Award”). If Mr. George’s employment is involuntarily terminated without cause prior to the filing of the 2024 annual report on Form 10-K, he is entitled to payment of a pro rata portion of the EVA Incentive Award for full months of service based on the Company’s full-year actual performance provided that he has been employed for at least 120 days during the plan year. If Mr. George’s employment continues through March 2024, any positive bonus bank balance will be paid to him six months thereafter. Mr. George received a grant of restricted stock under the Company’s 2020 Equity Incentive Plan with a grant date fair value equal to $1,480,000 (which is intended to cover his full two-year employment period through March 2024). The award vests 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% at the end of the employment period in March 2024. Like other awards under the 2020 Equity Incentive Plan, the award is subject to the 2020 Equity Incentive Plan’s “change of control” provisions. The Company has also agreed to provide to Mr. George certain severance and change of control arrangements. In the event of Mr. George’s involuntary termination without cause within the first 18 months following April 1, 2022, Mr. George will receive salary on a monthly basis for the remainder of such period. Upon Mr. George’s death, disability or involuntary termination without cause, vesting of any unvested portion of the restricted stock grant will be accelerated. Upon voluntary termination or termination with cause, any unvested awards will be forfeited. Mr. George will also be paid a $15,000 lump sum stipend per quarter in each quarter beginning January 1, 2022 until termination of employment in lieu of relocation assistance.

B. Defined Contribution and Deferred Income Plans.  (i) Defined Contribution Plan. The Company also offers to all employees (including the named executive officers) a voluntary defined contribution plan (the “401(k) Plan”) designed to comply with Section 401(k) of the Internal Revenue Code. Participants in the 401(k) Plan (including all the named executive officers) may defer a percentage of their qualifying pre-tax compensation for each year. Beginning with calendar year 2006, the Company has made a matching contribution equal to 100% of deferrals up to 3% of compensation (limited to $250,000) plus 50% of the next 2% of compensation (similarly limited) deferred.

Matching contribution amounts for each named executive officer for Fiscal 2022 are included in column (i) of the “Summary Compensation Table,” below. Deferrals and matching contributions to the defined contribution plan may be invested in any of a number of mutual fund investments and in a guaranteed income option. Participants may also self-direct their investments, subject to certain restrictions.

(ii) Deferred Income Plan.  The named executive officers, in addition to other eligible employees, may participate in the Genesco Inc. Amended and Restated Deferred Income Plan (the “Deferred Income Plan”). Under the Deferred Income Plan, the participant may elect to defer up to 15% of base salary and 100% of bonus payouts. Deferrals in the plan are not matched by the Company. The Deferred Income Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation,” below.

(iii) STEP Up Plan.  Named executive officers who were participants in the Company’s Retirement Plan as of January 1, 2005 receive a “Step Up” contribution as part of their taxable compensation as highly-compensated employees. The Company pays 2.5% of annual earnings (up to the Social Security taxable wage base) plus 4% of earnings above the taxable wage base to employees who are eligible to receive the Step Up contribution. The contributions for Ms. Vaughn and Mr. Gallione for Fiscal 2022 are included in column (i) of the “Summary Compensation Table,” below.

C. Perquisites.  The Company provides named executive officers with perquisites and other personal benefits that the Company and the committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. All employees, including named executive officers, are entitled to a discount on merchandise sold by the Company equal to 40% off the suggested retail price. Additionally, named executive officers are provided with life insurance that has a death benefit equal to their base salary up to $500,000. This life insurance benefit began in Fiscal 2022 for Mr. George.

5.  Tax  Considerations.

Tax Deductibility of Compensation.  The committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals with respect to any particular year for U.S. federal income tax purposes. The committee believes it is in the best interests of the Company to follow the approach to executive compensation described in this proxy statement under the heading “Executive Compensation — Compensation Discussion and Analysis,” regardless of the U.S. federal income tax deductibility of the compensation. The committee has determined that the Company will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) of the Code if it believes such limitation is not in the best interest of the Company’s shareholders. While considering the tax implications of its compensation decisions, the committee believes its primary focus should be to attract, retain, and motivate executives, and align the executives’ interest with those of the Company’s shareholders.

COMPENSATION COMMITTEE REPORT

Ms. Barsh and Messrs. Diamond, Lambros and Sandfort served as members of the compensation committee during Fiscal 2022. The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Committee:

Joanna Barsh, Chairperson

Matthew C. Diamond

John F. Lambros

Gregory A. Sandfort

The foregoing report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2022, no member of the compensation committee had at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the compensation committee or entities whose executives serve on the Board or the compensation committee that require disclosure under applicable SEC regulations.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers for Fiscal 2022, Fiscal 2021 and Fiscal 2020.

	Fiscal Year (b)	Salary ($) (c)(1)	Bonus ($) (d)	Stock Awards ($) (e)(4)	Option Awards ($) (f)(5)	Non-Equity Incentive Plan Compensation ($) (g)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)(7)	Total ($) (j)

Mimi E. Vaughn	2022	865,000	-0-	5,113,804	-0-	2,751,000	-0-	36,654	8,766,458
Chair of the Board, President and	2021	609,875	50,000	1,596,519	500,000	-0-	-0-	40,403	2,796,797
Chief Executive Officer	2020	602,734	-0-	998,450	-0-	1,150,563	1,663	51,796	2,805,206

Thomas A. George(2)	2022	500,000	125,000	1,478,455	-0-	500,000	-0-	12,352	2,615,807
Senior Vice President-Finance and	2021	85,318	-0-	-0-	-0-	-0-	-0-	1,667	86,985
Chief Financial Officer

Parag D. Desai	2022	405,500	-0-	1,552,118	-0-	912,375	-0-	15,019	2,885,012
Senior Vice President – Chief Strategy and	2021	290,947	50,000	488,381	-0-	-0-	-0-	19,703	849,031
Digital Officer	2020	405,500	75,000	486,651	-0-	734,462	-0-	27,127	1,728,740

Mario Gallione	2022	491,683	-0-	1,724,895	-0-	1,106,283	-0-	38,585	3,361,446
Senior Vice President	2021	347,407	50,000	580,595	-0-	-0-	-0-	33,085	1,011,087
and President of the Journeys Group	2020	463,500	-0-	556,318	-0-	747,394	7,929	52,930	1,828,071

Scott E. Becker(3)	2022	428,401	-0-	1,398,134	-0-	795,600	-0-	22,955	2,645,090
Senior Vice President, General Counsel	2021	353,850	25,000	424,891	-0-	-0-	-0-	14,560	818,301
and Corporate Secretary

(1)

The amounts in column (c) include salary voluntarily deferred in the Defined Contribution Plan and the Deferred Income Plan described under the heading “Other Compensation — Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above, in the following amounts:

	Amount Deferred ($)
Name	Fiscal 2022	Fiscal 2021	Fiscal 2020
Mimi E. Vaughn	26,063	17,812	16,982
Thomas A. George	26,063	2,500	N/A
Parag D. Desai	19,162	6,083	12,011
Mario Gallione	27,245	12,320	24,203
Scott E. Becker	27,099	17,623	N/A

(2)

Mr. George began employment with the Company as a financial advisor on November 30, 2020. Effective December 14, 2020, Mr. George was named interim chief financial officer. Effective October 21, 2021, Mr. George was named as permanent senior vice president – finance and chief financial officer. See “Other Compensation — Change of Control Arrangements, Severance Plan and Arrangements with Mr. George” in the “Compensation Discussion and Analysis” section above for a description of Mr. George’s compensation arrangement with the Company. Mr. George did not participate in the EVA Plan in Fiscal 2021 or Fiscal 2022;

[Footnotes continued on next page.]

however, pursuant to an agreement between Mr. George and the Company, Mr. George was entitled to a cash bonus of up to $625,000 (with a guaranteed payment of $125,000) for service through the filing of the Company’s annual report on Form 10-K for Fiscal 2022, subject to Company performance targets consistent with the EVA Plan. Because $125,000 of the $625,000 was guaranteed to be paid, $125,000 has been reported in column (d).

(3)	Mr. Becker joined the Company on October 23, 2019 and was not a named executive officer of the Company prior to Fiscal 2021.

(4)

The amounts in column (e) represent the aggregate grant date fair value of restricted stock awards, calculated in accordance with ASC Topic 718 “Compensation — Stock Compensation” (“ASC 718”) by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted. For Fiscal 2022, includes for each of the following named executive officers the value of restricted stock granted in lieu of a portion of the cash award under the Company’s EVA Plan as described in more detail under “Compensation Discussion and Analysis — Elements of Direct Compensation — Annual Incentive Compensation — Bonus Bank.”: Ms. Vaughn—$2,644,325; Mr. Desai—$848,503; Mr. Gallione—$1,040,603; and Mr. Becker—$758,156.

(5)

Reflects the aggregate grant date fair value of the option award, calculated in accordance with ASC 718. For a description of the assumptions used by the Company in valuing this award for Fiscal 2022, please see Note 15 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022, filed with the SEC on March 23, 2022.

(6)

The amounts in column (g) are cash awards under the Company’s EVA Plan, or, in the case of Mr. George, a cash bonus awarded under his November 30, 2020 agreement with the Company, discussed in greater detail under footnote (2) and under the headings “Elements of Direct Compensation — Annual Incentive Compensation” and “Other Compensation — Change of Control Arrangements, Severance Plan and Arrangements with Mr. George” in the “Compensation Discussion and Analysis” section, above. They include amounts voluntarily deferred by the named executive officers in the Company’s 401(k) Plan and Deferred Income Plan, discussed under the heading “Other Compensation — Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above. Of the amounts reported in column (g), the named executive officers elected to defer the following amounts in the 401(k) Plan and/or the Deferred Income Plan:

	Amount Deferred ($)
Name	Fiscal 2022	Fiscal 2021	Fiscal 2020
Mimi E. Vaughn	9,031	-0-	9,022
Thomas A. George	N/A	N/A	N/A
Parag D. Desai	-0-	-0-	13,418
Mario Gallione	-0-	-0-	-0-
Scott E. Becker	7,956	-0-	N/A

Pursuant to the Company’s EVA Plan, for Fiscal 2022, each participant shall be paid the participant’s Declared Bonus, up to two times the participant’s target bonus for the Plan Year; (ii) a participant’s Declared Bonus in excess of two times the participant’s target bonus for the Plan Year shall be applied to a participant’s negative

[Footnotes continued on next page.]

Bonus Bank, if any, until the Bonus Bank is zero; and (iii) if the bonus exceeds the sum of (i) and (ii), up to three times the target bonus plus one third of the Declared Bonus in excess of three times the target bonus shall be paid out. Any of the Declared Bonus remaining after the application of the previous sentence shall be retained as a Separate Account. The Separate Account established for the Fiscal 2022 Plan Year shall be paid out in three equal annual installments commencing on the date when EVA Plan bonus payments are made in the following Plan Year subject to continued employment, except that any positive Separate Account balance that exists from prior Plan Years and has not been so paid out will be fully netted against any negative award with respect to a subsequent Plan Year. See “Compensation Discussion and Analysis — Elements of Direct Compensation — Annual Incentive Compensation — Bonus Bank.”

Bonuses reported in column (g) of the Summary Compensation Table are bonuses actually payable for the years indicated, reflecting, where applicable, reductions of amounts otherwise payable by the recapture of previously accrued negative balances pursuant to the “banking” feature of the EVA Plan and positive bank balances held back in prior years that became payable for the year indicated because of performance in that year. For Fiscal 2022, the following amounts were applied to negative bank balances:

Mimi E. Vaughn	$9,112,425
Thomas A. George	N/A
Parag D. Desai	$3,105,116
Mario Gallione	$603,755
Scott E. Becker	$2,654,600

For each of the named executive officers, no amounts attributable to prior-year positive “bank” balances became payable based on Fiscal 2022 performance.

(7)	The amounts in column (i) for Fiscal 2022 include, for the following amounts:

Name	Matching Contributions (13-a) ($)	Life Insurance Premiums (13-b) ($)	Personal Benefits (13-c) ($)	Total All Other Compensation ($)
Mimi E. Vaughn	11,450	240	24,964	36,654
Thomas A. George	11,400	240	713	12,352
Parag D. Desai	11,400	195	3,424	15,019
Mario Gallione	12,236	240	26,109	38,585
Scott E. Becker	11,428	205	11,322	22,955

(13-a)	Matching contributions paid under the Company’s 401(k) plan to each of the named executive officers.

(13-b)	Life insurance premium paid by the Company for the benefit of the named executive officers with a death benefit equal to their base salary up to $500,000.

(13-c)

Includes (i) for each named executive officer, (a) an employee discount on merchandise sold by the Company that is available to all employees and (b) the Company’s contribution to the named executive officer’s health and dental benefits, as applicable; and (ii) payments of $13,138 to each of Mr. Gallione and Ms. Vaughn pursuant to the STEP Up Plan as described under the heading “Other Compensation — Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section above.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2022

The following table shows, for each of the named executive officers, information regarding his or her target award under the Company’s EVA Plan for Fiscal 2022 and grants of restricted stock under the 2020 Equity Incentive Plan for Fiscal 2022.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (f)(2)	Grant Date Fair Value of Stock and Option Awards (i)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)(1)		Maximum ($) (e)
Mimi E. Vaughn	N/A		$917,000			—	—
	July 1, 2021	—	—		—	38,340	$2,469,479
Thomas A. George	N/A		$500,000	(3)		—	—

	October 20, 2021	—	—		—	24,936	$1,478,455
Parag D. Desai	N/A		$304,125			—	—
	July 1, 2021	—	—		—	10,924	$703,615
Mario Gallione	N/A		$368,761			—	—

	July 1, 2021	—	—		—	10,624	$684,292
Scott E. Becker	N/A		$265,200			—	—
	July 1, 2021	—	—		—	9,936	$639,978

(1)

Except as described in footnote (3) below, columns (c), (d) and (e) relate to the Company’s EVA Plan. As discussed in detail under the heading “Annual Incentive Compensation” in the “Compensation Discussion and Analysis,” potential awards are uncapped (although any award in excess of three and one-third times the target is mandatorily deferred and at risk for future performance) and negative awards that may be offset against positive bonus bank balances deferred from past years and from future positive awards are possible. Consequently, no “threshold” (column (c)) or “maximum” (column (e)) is applicable.

(2)

Column (f) reflects awards of restricted stock under the 2020 Equity Incentive Plan, the grant date fair values of which were calculated in accordance with ASC 718 by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted.

(3)

In connection with Mr. George’s appointment as interim chief financial officer of the Company effective December 14, 2020, Mr. George was entitled to receive a cash bonus of up to $625,000 (with a guaranteed payment of $125,000) for service through the filing of the Company’s annual report on Form 10-K for Fiscal 2022, subject to Company performance targets consistent with the EVA Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR-END

The following table shows, for each named executive officer, certain information concerning vested and unvested equity awards outstanding at January 29, 2022. The awards include restricted stock and stock options, as described under the heading “Stock-Based Compensation” in the “Compensation Discussion and Analysis,” above.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)(3)
Mimi E. Vaughn	6,655	19,965	$41.41	02/05/2030	115,426	7,264,912
Thomas A. George	-0-	-0-	N/A	N/A	24,936	1,569,472
Parag D. Desai	-0-	-0-	N/A	N/A	38,039	2,394,175
Mario Gallione	-0-	-0-	N/A	N/A	42,285	2,661,418
Scott E. Becker	-0-	-0-	N/A	N/A	26,178	1,647,643

(1)	Ms. Vaughn’s stock option award vests in four equal installments on each of February 5, 2021, 2022, 2023 and 2024.

(2)	The shares of restricted stock vest on the following schedule:

Name	Grant Date	Restricted Shares Outstanding	Vesting Increments
Mimi E. Vaughn	6/27/2018	4,305	4,305 on 6/28/2022
	6/26/2019	11,752	5,876 on 6/28/2022
			5,876 on 6/28/2023
	6/24/2020	61,029	20,343 on 6/28/2022
			20,343 on 6/28/2023
			20,343 on 6/28/2024
	7/1/2021	38,340	9,585 on 7/1/2022
			9,585 on 7/1/2023
			9,585 on 7/1/2024
			9,585 on 7/1/2025
Thomas A. George	10/20/2021	24,936	6,234 on 10/20/2022
			6,234 on 10/20/2023
			12,468 on 3/31/2024
Parag D. Desai	6/27/2018	2,718	2,718 on 6/28/2022
	6/26/2019	5,728	2,864 on 6/28/2022
			2,864 on 6/28/2023
	6/24/2020	18,669	6,223 on 6/28/2022
			6,223 on 6/28/2023
			6,223 on 6/28/2024
	7/1/2021	10,924	2,731 on 7/1/2022
			2,731 on 7/1/2023
			2,731 on 7/1/2024
			2,731 on 7/1/2025

[Footnotes continued on next page.]

Name	Grant Date	Restricted Shares Outstanding	Vesting Increments
Mario Gallione	6/27/2018	2,919	2,919 on 6/28/2022
	6/26/2019	6,548	3,274 on 6/28/2022
			3,274 on 6/28/2023
	6/24/2020	22,194	7,398 on 6/28/2022
			7,398 on 6/28/2023
			7,398 on 6/28/2024
	7/1/2021	10,624	2,656 on 7/1/2022
			2,656 on 7/1/2023
			2,656 on 7/1/2024
			2,656 on 7/1/2025
Scott E. Becker	6/24/2020	16,242	5,414 on 6/28/2022
			5,414 on 6/28/2023
			5,414 on 6/28/2024
	7/1/2021	9,936	2,484 on 7/1/2022
			2,484 on 7/1/2023
			2,484 on 7/1/2024
			2,484 on 7/1/2025

(3)	Market value is calculated based on the closing price of the Company’s common stock on the NYSE on January 28, 2022 ($62.94), the last trading day prior to the end of Fiscal 2022 on January 29, 2022.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2022

The following table shows, for each named executive officer, certain information about his or her shares of restricted stock that vested during Fiscal 2022:

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mimi E. Vaughn	34,753	2,174,148
Thomas A. George	-0-	-0-
Parag D. Desai	14,397	900,676
Mario Gallione	15,320	958,419
Scott E. Becker	5,414	338,670

(1)	Amounts reflect gross shares vested which excludes shares withheld for taxes.

(2)	Amounts reflect the product of the closing price of the Company’s common stock on the NYSE on the last trading day before the vesting date ($62.56) multiplied by the number of shares vested.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows, for each named executive officer, his or her contributions to and investment earnings on balances in the Company’s Deferred Income Plan, described under the heading “Deferred Income Plan” in the “Defined Compensation and Deferred Income Plans” section of the “Compensation Discussion and Analysis,” above. Earnings on plan balances are from investments selected by the participants, which may not include Company securities.

Name (a)	Executive Contributions in Last FY ($) (b)(1)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(3)
Mimi E. Vaughn	-0-	-0-	16,289	-0-	136,888
Thomas A. George	N/A	N/A	N/A	N/A	N/A
Parag D. Desai	-0-	-0-	-0-	-0-	-0-
Mario Gallione	-0-	-0-	4,817	-0-	35,678
Scott E. Becker	-0-	-0-	-0-	-0-	-0-

(1)	All amounts reported in column (b) are included in the salary reported for each named executive officer in column (c) of the Summary Compensation Table for Fiscal 2022.

(2)

Because no named executive officer’s deferred compensation earnings for Fiscal 2022 constituted above-market interest under the disclosure requirements applicable to the Summary Compensation Table, above, none of the amounts reported in column (d) are reflected in column (h) of the Summary Compensation Table.

(3)

The amount reported in column (f) includes, for each named executive officer, the following amount reported as compensation in the Summary Compensation Table for each of the three fiscal years in the Summary Compensation Table.

	Fiscal 2022	Fiscal 2021	Fiscal 2020
Mimi E. Vaughn	-0-	-0-	-0-
Thomas A. George	N/A	N/A	N/A
Parag D. Desai	-0-	-0-	-0-
Mario Gallione	-0-	-0-	-0-
Scott E. Becker	-0-	-0-	-0-

CHANGE OF CONTROL ARRANGEMENTS

AND SEVERANCE PLAN

All the named executive officers other than Mr. George are parties to employment protection agreements (collectively, the “Employment Protection Agreements”). The agreements become effective only in the event of a Change of Control, which is defined as occurring when (i) any person (as defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any majority owned subsidiary of the Company (a “Subsidiary”) and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act (a “Person”), becomes the beneficial owner of shares of the Company having at least 20% of the total number of votes that may be cast for the election of directors of the Company (the “Voting Shares”); provided, however, that such an event will not constitute a Change of Control if the acquiring Person has entered into an agreement with the Company approved by the Board which materially restricts the right of such Person to direct or influence the management or policies of the Company; (ii) the shareholders of the Company approve any merger or other business combination of the Company, sale of the Company’s assets or combination of the foregoing transactions (a “Transaction”) other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction (excluding for this purpose any shareholder of the Company who also owns directly or indirectly more than 10% of the shares of the other company involved in the Transaction) continue to have a majority of the voting power in the resulting entity; or (iii) within any 24-month period beginning on or after the date of the agreements, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or of the board of directors of any successor to the Company, provided that any director who was not a director as of the date of the applicable Employment Protection Agreement will be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the members of the Board who then qualified as Incumbent Directors either actually or by prior operation of Section 2(a) of the agreements. Each Employment Protection Agreement provides for employment by the Company for a term of three years following a Change of Control. The executive is to exercise authority and perform duties commensurate with his or her authority and duties existing during the 90 days immediately prior to the Change of Control. He or she is also to receive compensation (including incentive compensation and benefits) during the term in an amount not less than that which he or she was receiving immediately prior to the Change of Control.

If the executive’s employment is terminated by death or Disability (as defined in the agreements) determined in accordance with the Employment Protection Agreements during the term of the agreement, he or she, or his or her legal representative (as applicable), is entitled to receive from the Company, in a lump sum in cash within 30 days from the date of termination (except for payments due to the executive under any employee benefit plan), his or her accrued but unpaid base salary, all amounts owing to him or her under any applicable employee benefit plans, and a bonus equal to the average of the two most recent annual bonuses received by the executive (excluding any year in which no bonus was paid), prorated for the number of days in the current fiscal year that the executive was employed. A deceased executive’s family is also entitled to receive benefits at least equal to the most favorable level of benefits available to surviving families of executives of the Company under provisions of benefit plans relating to family death benefits that were in effect at any time during the 90 days prior to the Change of Control. If the executive is terminated for Cause (as defined in the Employment Protection Agreements) or quits voluntarily (other than on account of Good Reason (as defined in the Employment Protection Agreements)) during the employment period, he or she is entitled to receive from the Company, in a lump sum in cash within 30 days from the date of termination (except for payments due to the executive under any employee benefit plan), the same compensation payable in case of termination by death or disability, except that the prorated bonus would not be payable.

As defined in the Employment Protection Agreements, “Cause” means (i) an act or actions of dishonesty or gross misconduct on the executive’s part which result or are intended to result in material damage to the Company’s business or reputation or (ii) repeated material violations by the executive of his or her obligations under the agreement which violations are demonstrably willful and deliberate on the executive’s part. “Good Reason” is defined to include (i) a good faith determination by the executive that the Company has taken (without his or her consent) action that materially changes his or her authority or responsibilities or materially reduces his or her ability to carry out such responsibilities; (ii) the Company’s failure to comply with provisions of the agreement involving the executive’s compensation, annual bonuses, incentive and savings plans, retirement programs, benefit plans, expenses, vacations and fringe benefits and working conditions; (iii) the Company’s requiring the executive to be employed at a location more than 50 miles further from his or her principal residence than the location at which the executive worked immediately before the agreement became effective; and (iv) the Company’s failure subject to certain exceptions to require a successor to assume and agree to perform under the agreement.

If the executive’s employment is actually or constructively terminated by the Company without Cause, or if the executive terminates his or her employment for Good Reason during the term of the agreement, the executive will be entitled to receive from the Company, in a lump sum in cash within 15 days from the date of termination, his or her base salary through the termination date, and a severance allowance equal to two times (i) his or her annual base salary, plus (ii) the average of his or her two most recent annual bonuses received by the executive (excluding any year in which no bonus was paid), plus (iii) the present value of the annual cost to the Company of obtaining coverage equivalent to the coverage provided by the Company prior to the Change of Control under any welfare benefit plans (including medical, dental, disability, group life and accidental death insurance) plus the annualized value of fringe benefits provided to the executive prior to the Change of Control, plus, in the case of Employment Protection Agreements entered into prior to Fiscal 2020, reimbursement for any excise tax owed thereon and for taxes payable by reason of the reimbursement. Amounts payable under the Employment Protection Agreements are to be reduced by any amount received under the general severance plan described below.

For a description of the amounts payable to Mr. George upon a termination of his employment, please see “Compensation Discussion and Analysis — Other Compensation — Change of Control Arrangements, Severance Plan and Arrangements with Mr. George.”

All restricted stock and stock options granted by the Company under the Company’s equity incentive plan generally become immediately vested upon a Change of Control as defined in the applicable equity incentive plan, provided that, awards made by the Company under the 2009 Equity Incentive Plan and the 2020 Equity Incentive Plan become immediately vested and exercisable upon a Change of Control unless the compensation committee determines in good faith prior to the Change of Control that such equity award will be honored or assumed, or new rights substituted therefor (an “Alternative Award”), by a participant’s employer immediately following a Change of Control provided that the Alternative Award is (i) based on stock that is traded on an established securities market, (ii) provides the participant with rights and entitlements substantially equivalent to or better than the existing award, including vesting schedule, (iii) has substantially equivalent value to the existing award and (iv) has terms and conditions which provide that if a participant’s employment is involuntarily terminated without cause, or if a participant terminates employment for good reason, such equity award will be deemed immediately vested and exercisable and/or all restrictions shall lapse, and shall be settled for a payment for each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities, or a combination thereof, in an amount equal to the fair market value of such stock on the date of the participant’s termination or the excess of the fair market value of such stock on the date of participant’s termination over the corresponding exercise or base price.

Summary of Potential Payments Upon Change of Control or Termination

The following table shows for each of the named executive officers other than Mr. George, assuming that a Change of Control, followed by immediate involuntary termination of his or her employment (other than for Cause) or by a voluntary termination by the named executive officer for Good Reason, occurred on January 29, 2022, the estimated amounts payable with respect to (a) salary, (b) bonus, (c) the value, based on the closing price of the Company’s stock on the NYSE on January 28, 2022 (the last trading day of the fiscal year) of all previously unvested restricted stock and stock options subject to accelerated vesting, (d) the estimated value of the payment related to benefits provided under the Employment Protection Agreement, (e) the non-qualified deferred compensation (which would be paid upon termination for any reason regardless of whether a Change of Control has occurred, under the terms of the Deferred Income Plan), (f) for named executive officers who entered into Employment Protection Agreements prior to Fiscal 2020, the gross-up related to excise taxes that would have been reimbursable to the named executive officer (assuming a 37.0% marginal federal income tax rate), and (g) the total of items (a) through (f). Mr. George is not party to an Employment Protection Agreement and, assuming that his death, disability or involuntary termination without cause occurred on January 29, 2022, vesting of any unvested portion of his restricted stock grant would be accelerated and he would be entitled to accelerated stock-based compensation in an amount equal to $1,569,472. With respect to each named executive officer, the actual awards and amounts payable can only be determined at the time of each named executive officer’s termination of employment.

Name	Cash Severance (a) ($)	Bonus (b)(1) ($)	Accelerated Stock-Based Compensation (c)(2) ($)	Estimated Benefits Value (d)(3) ($)	Deferred Compensation Payout (e) ($)	Tax Gross-Up (f)(4) ($)	Total (g) ($)
Mimi E. Vaughn	1,730,000	6,338,725	8,940,375	215,638	-0-	7,588,009	24,812,747
Parag D. Desai	811,000	2,428,867	2,394,175	97,497	-0-	2,326,671	8,058,210
Mario Gallione	983,366	2,812,757	2,661,418	154,991	-0-	-0-	6,612,532
Scott E. Becker	856,802	2,988,720	1,647,643	116,482	-0-	-0-	5,609,647

(1)	Two times the average of the last two annual bonuses earned by the named executive officer.

(2)

The value, based on the closing price of the Company’s common stock on the NYSE on January 28, 2022, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control.

(3)

Includes the present value, calculated using the annual federal short-term rate as determined under Section 1274(d) of the Internal Revenue Code of (a) the annual cost to the Company of obtaining coverage under the welfare benefit plans discussed above and (b) the annualized value of fringe benefits provided to the named executive officer immediately prior to January 29, 2022.

(4)

Employment Protection Agreements entered into prior to Fiscal 2020 provide for the reimbursement of the excise tax payable on the Change of Control payment plus income taxes payable on the reimbursement. Beginning in Fiscal 2020, this provision was eliminated from the form of Employment Protection Agreement.

The following table shows, for each of the named executive officers other than Mr. George, assuming that a Change of Control, followed by immediate termination of his or her employment because of death or disability, occurred on January 29, 2022, the estimated amounts payable with respect to (a) salary, (b) bonus, (c) the value, based on the closing price of the Company’s common stock on the NYSE on January 28, 2022 (the last trading day of the fiscal year), of all previously unvested restricted stock subject to accelerated vesting, (d) non-qualified deferred compensation, and (e) the total of items (a) through (d):

Name	Cash Severance (a)(1) ($)	Bonus (b)(2) ($)	Accelerated Stock-Based Compensation (c)(3) ($)	Deferred Compensation Payout (d) ($)	Total (e) ($)
Mimi E. Vaughn	-0-	3,169,363	8,940,375	-0-	12,109,738
Parag D. Desai	-0-	1,214,434	2,394,175	-0-	3,608,609
Mario Gallione	-0-	1,406,379	2,661,418	-0-	4,067,797
Scott E. Becker	-0-	1,494,360	1,647,643	-0-	3,142,003

(1)	Accrued and unpaid salary of the named executive officers at January 29, 2022.

(2)	The average of the last two annual bonuses earned by the named executive officer.

(3)

The value, based on the closing price of the Company’s common stock on the NYSE on January 28, 2022, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control.

The following table shows, for each of the named executive officers other than Mr. George, assuming a Change of Control, followed by an immediate voluntary termination (other than for Good Reason) or termination for Cause of his or her employment, occurred on January 29, 2022, the estimated amounts payable with respect to (a) salary, (b) the value, based on the closing price of the Company’s stock on the NYSE on January 28, 2022 (the last trading day of the fiscal year), of all previously unvested restricted stock and stock options subject to accelerated vesting, (c) non-qualified deferred compensation, and (d) the total of items (a) through (c):

Name	Cash Severance (a)(1) ($)	Accelerated Stock-Based Compensation (b)(2) ($)	Deferred Compensation Payout (c) ($)	Total (d) ($)
Mimi E. Vaughn	-0-	8,940,375	-0-	8,940,375
Parag D. Desai	-0-	2,394,175	-0-	2,394,175
Mario Gallione	-0-	2,661,418	-0-	2,661,418
Scott E. Becker	-0-	1,647,643	-0-	1,647,643

(1)	Accrued and unpaid salary of the named executive officers at January 29, 2022.

(2)

The value, based on the closing price of the Company’s common stock on the NYSE on January 28, 2022, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control.

General Severance Plan. The Company maintains a severance plan for monthly-paid salaried employees to provide for certain benefits in the event of a Company-initiated separation from the Company other than for Cause (as defined in the plan). Under the terms of the plan, an eligible employee is entitled to one week of his or her base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. If their employment had been terminated without Cause as of January 29, 2022, the named executive officers would have been entitled to the following severance payments under the plan, which reduce payments due under the Employment Protection Agreements described above: Ms. Vaughn — $299,423; Mr. George — $19,231; Mr. Desai — $54,587; Mr. Gallione — $226,930; and Mr. Becker — $16,477.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the relationship of the median annual total compensation of all its employees and the annual total compensation of Mimi E. Vaughn, its chief executive officer for Fiscal 2022 (the “CEO”). The ratio reported below represents a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K.

For Fiscal 2022, the annual total compensation of the Company’s median employee was $3,820. The Company’s median employee was a part-time, hourly-paid employee in one of its retail stores. As reported in the Summary Compensation Table, the annual total compensation of the CEO was $8,766,458.

Based on this information, the ratio of the annual total compensation of the CEO to the median employee was 2,295 to 1 (the “CEO Pay Ratio”).

In calculating the CEO Pay Ratio, the Company first identified all active employees as of November 1, 2019, a date within three months of the end of Fiscal 2020. Including all full-time, part-time, seasonal and temporary employees, as required by SEC rules, the Company had 19,633 U.S. and 5,558 non-U.S. employees on that date. The Company did not exclude any employees whether pursuant to the de minimis exemption for foreign employees or any other permitted exclusion.

To identify its median employee, the Company initially used total taxable compensation based on 2019 W-2 income for U.S. employees and the equivalent for non-U.S. employees. We continued to use our 2019 data for Fiscal 2022 because there have not been significant changes in our employee population or employee compensation arrangements in Fiscal 2022 that we believe would significantly impact the pay ratio disclosure. For Fiscal 2022, we selected a different median employee as the original median employee is no longer employed with the Company. The compensation of the median employee selected is substantially similar to the original median employee based on the compensation measure used to identify the original median employee.

In identifying the median employee, the Company did not annualize compensation for any employees who were employed for less than the full fiscal year. For employees not paid in U.S. dollars, the Company converted their pay into U.S. dollars using the average of month-end exchange rates for the twelve months ended December 31, 2019. The Company then determined the median employee’s total compensation, including any perquisites and other benefits, in the same manner that it determines the total compensation of the named executive officers for purposes of the Summary Compensation Table disclosed in this proxy statement.

Pay ratios reported by the Company’s peers may not be directly comparable to the Company’s because of differences in the composition of each company’s workforce, as well as the assumptions, methodologies, adjustments and estimates used in calculating the pay ratio, as permitted by SEC rules.

DIRECTOR COMPENSATION

Cash and Equity-Based Compensation

For Fiscal 2022, directors were entitled to an annual cash retainer of $87,500. In addition to their retainer as directors, the chairpersons of the Board committees received the following additional annual retainers: audit committee, $15,000; compensation committee, $10,000; and nominating and governance committee, $20,000. The Company also reimburses directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Directors who are full-time Company employees do not receive any extra compensation for serving as directors.

The following table shows, for each director of the Company who was a member of the Board during Fiscal 2022 and who is not also a named executive officer, information about the director’s compensation in Fiscal 2022. Mr. Martinez, Ms. Meixelsperger and Mr. Sandfort became members of the Board on May 21, 2021, and Mr. Dickens and Ms. Mason retired from the Board at the 2021 annual meeting of shareholders. As a result, the compensation for each of these directors has been pro rated for the portion of Fiscal 2022 that each served as a director.

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Stock Awards ($) (c)(2)	Total ($) (h)
Joanna Barsh	98,750	105,533	204,283
Matthew C. Diamond	107,500	105,533	213,033
Marty G. Dickens	43,750	-0-	43,750
John F. Lambros	87,500	105,533	193,033
Thurgood Marshall, Jr.	87,500	105,533	193,033
Angel R. Martinez	61,156	114,545	175,701
Kathleen Mason	43,750	-0-	43,750
Kevin P. McDermott	102,500	105,533	208,033
Mary E. Meixelsperger	61,156	114,545	175,701
Gregory A. Sandfort	61,156	114,545	175,701

(1)	Cash fees include annual director’s retainer and, where applicable, committee chair fees.

[Footnotes continued on next page.]

(2)

The amounts in column (c) represent the aggregate grant date fair value of restricted stock amounts, calculated by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted. On July 26, 2021, the Board granted shares of restricted stock with a value (at the average closing price of the stock on the NYSE for the thirty-day period prior to the determination of the number of shares to be granted) of $107,500 to each of the non-employee directors pursuant to the 2020 Equity Incentive Plan. On May 20, 2021, the Board granted shares of restricted stock with a value of $9,012 (based on the closing price of the stock of $53.42 on May 19, 2021) to each of Mr. Martinez, Ms. Meixelsperger and Mr. Sandfort pursuant to the 2020 Equity Incentive Plan upon their appointment to the Board. All the shares granted to directors in Fiscal 2022 vest on the earlier of the 2022 Annual Meeting and the first anniversary of the grant date, subject to continued service on the Board. At January 29, 2022, directors who were not also named executive officers had the following restricted stock awards outstanding:

Name	Restricted Shares Outstanding
Joanna Barsh	12,208
Matthew C. Diamond	12,674
John F. Lambros	3,142
Thurgood Marshall, Jr.	8,357
Angel R. Martinez	1,972
Kevin P. McDermott	11,456
Mary E. Meixelsperger	1,972
Gregory A. Sandfort	1,972

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The U.S. Congress has enacted requirements commonly referred to as the “Say on Pay” rules. As required by Section 14A of the Exchange Act, the Company seeks shareholders’ non-binding, advisory vote to approve the compensation of the named executive officers as disclosed in the “Compensation Discussion and Analysis” section, the accompanying tables and related narrative discussion contained in this Proxy Statement.

As described in detail in the “Compensation Discussion and Analysis” section, the Company’s executive compensation programs are designed to attract and retain executive officers with the skills necessary to achieve its financial and strategic objectives. The Company’s executives are rewarded for their contributions through appropriate incentives tied to the Company’s performance and market value that seek to align their interests with those of its shareholders. The Company believes that the compensation of its named executive officers was reasonable and rewarded the named executive officers for attaining specified goals which do not promote the taking of an unreasonable amount of risk. The “Compensation Discussion and Analysis” section of this Proxy Statement and the related tables and narrative discussion provide additional details on the Company’s executive compensation, including its compensation philosophy and objectives and the Fiscal 2022 compensation of the named executive officers.

The 2022 “Say on Pay” proposal gives you as a shareholder another opportunity to endorse or not endorse the compensation the Company paid to the named executive officers through the following resolution:

RESOLVED: That the shareholders of Genesco Inc. approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section and related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2022 Annual Meeting of Shareholders.

Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation for named executive officers. The current frequency of the non-binding, advisory vote to approve the compensation of all named executive officers is annual. The next such vote will occur at the 2023 annual meeting of shareholders.

The Board unanimously recommends a vote FOR the approval of the Company’s compensation of our named executive officers on a non-binding, advisory basis.

PROPOSAL 3

APPROVAL OF ARTICLES OF AMENDMENT TO THE COMPANY’S RESTATED CHARTER TO IMPLEMENT A MAJORITY VOTING STANDARD FOR THE ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS

The Board has unanimously determined that it is advisable and in the best interests of the Company and its shareholders to amend our charter to implement a majority voting standard for the election of directors in uncontested elections.

The Company’s directors are currently elected pursuant to a plurality voting standard, the default voting standard for the election of directors under Section 48-17-209(a) of the Tennessee Business Corporation Act. Currently, the director nominees who receive the greatest number of votes cast in favor of their election at the annual meeting of shareholders are elected to the Board, up to the maximum number of directorships to be filled at that meeting. This means that a nominee may be elected to the Board without obtaining the majority of the votes cast in his or her favor in such election.

Our Board believes that it is in the best interests of our shareholders to implement a majority voting standard for uncontested director elections. This change will require amending our charter, which requires Board and shareholder approval. The Board is proposing that the Company change to a majority voting standard in uncontested elections to reinforce our commitment to accountability and strong corporate governance practices.

Our charter does not currently address the voting standard that applies to the election of directors, which means that, under Tennessee law, the plurality voting standard applies unless our charter is amended. On March 30, 2022, our nominating and governance committee recommended, and our Board unanimously adopted, subject to shareholder approval, resolutions approving and recommending to our shareholders articles of amendment to our charter (the “Charter Amendment”) to implement a majority voting standard for the election of directors in uncontested elections. If the Charter Amendment is approved, Part I of our charter will be amended to add the following Article Eleventh:

ELEVENTH: Except as otherwise provided herein, each nominee for director shall be elected by the affirmative vote of a majority of the votes cast by the holders of Voting Stock with respect to the director at any meeting of shareholders for the election of directors at which a quorum is present, provided that if, as of the record date for a meeting of shareholders at which directors are to be elected, the election is contested (as such term is defined in the Corporation’s bylaws, as may be amended, restated or modified therein from time to time in accordance with such bylaws), the directors shall be elected by a plurality of the votes cast in person or by proxy at the meeting at which a quorum is present. For purposes of this Article Eleventh, a majority of the votes cast means that the number of shares voted “for” a nominee exceeds the shares voted “against” that nominee; abstentions and broker non-votes shall not be deemed to be votes cast for purposes of tabulating the vote.

If the Charter Amendment is approved, directors would be elected by a majority of the votes cast in uncontested elections beginning with the 2023 annual meeting of shareholders. This means that, to be elected, the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Abstentions and broker non-votes are not counted as votes cast “for” or “against” a director nominee.

Further, the Board has adopted, subject to shareholder approval of the Charter Amendment, conforming amendments to our Corporate Governance Guidelines to provide that if a director nominee fails to receive the required number of votes for election in an uncontested director election, such director shall submit an irrevocable, conditional offer of resignation to the nominating and governance committee, which will recommend to the Board whether to accept or reject the tendered resignation. In considering whether to accept or reject the tendered resignation, the nominating and governance committee will consider factors deemed relevant by the members of the nominating and governance committee including, without limitation, the stated reasons why shareholders voted “against” the director, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company and the Board and/or its committees during prior service, the director’s compliance with the Corporate Governance Guidelines, the need for the presence of directors with a broad range of experiences and backgrounds on the Board and the Company’s compliance with applicable laws, regulation and the listing standards of the NYSE. Following the Board’s decision on the nominating and governance committee’s recommendation, the Company will promptly and publicly disclose the Board’s decision whether to accept the resignation as tendered (providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Current Report on Form 8-K filed with the SEC.

If, however, the election is “contested” as of the record date for a meeting of shareholders at which directors are to be elected, directors will continue to be elected by a plurality of the votes cast and shareholders would not be permitted to vote “against” any nominee, only to cast votes “for” a director nominee, or to vote “withheld.” The Board has adopted, subject to shareholder approval of the Charter Amendment, amendments to our Bylaws that define a “contested election” as any meeting of shareholders at which the number of candidates exceeds the number of directors to be elected and with respect to which (a) a shareholder has submitted notice of an intent to nominate a candidate for election at such meeting in accordance with Article II of our Bylaws (or any successor provision) for advance notice of nomination of a director by a shareholder; and (b) on or before the record date of the meeting at which directors are to be elected, the notice: (i) has not been withdrawn in writing to the Company’s secretary; (ii) has not been determined not to be a valid notice of nomination, with such determination made by the Board, or if challenged in court, by a final court order; or (iii) has not been determined by the Board in good faith not to create a bona fide election contest. The proposed amendments to our Bylaws and Governance Guidelines do not require any shareholder action.

The description of the Charter Amendment set forth in this Proposal 3 is qualified in its entirety by reference to the complete text of the Charter Amendment, which is attached as Appendix A to this proxy statement. If our shareholders approve this Proposal 3, the Charter Amendment will become effective upon the filing of the Charter Amendment with the Tennessee Secretary of State. The Company would make such filing promptly after the Annual Meeting. If this Proposal 3 is not approved, our charter, Bylaws and Corporate Governance Guidelines would remain unchanged, and plurality voting would continue to apply in all director elections.

The Board believes that majority voting will enhance the accountability of directors to the Company’s shareholders and give the Company’s shareholders a greater voice in determining the composition of the Board. Approval of the Charter Amendment would align the Company’s policies on uncontested director elections with a substantial majority of companies in the S&P 500, which have adopted a majority voting standard. The Board further believes that a plurality voting standard should apply in contested elections, since it is possible that no director nominee would receive a majority of the votes cast in such election. In light of the foregoing trends, and upon the recommendation of the nominating and governance committee, the Board unanimously determined that adopting majority voting in uncontested director elections was advisable as a matter of good corporate governance and directed that the Charter Amendment be submitted to our shareholders for approval at the Annual Meeting.

The Board unanimously recommends a vote FOR the approval of the Charter Amendment to implement a majority voting standard in the election of directors in uncontested elections.

AUDIT MATTERS

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee is responsible for the appointment, compensation, and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and its process of internal control over financial reporting. The audit committee conducts an annual evaluation of the independent registered public accounting firm’s qualifications, performance, and independence. At its meeting on April 27, 2022, the audit committee appointed Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2023.

The audit committee exercises sole authority to approve all fees and terms associated with the retention of Ernst & Young. In addition to ensuring the regular rotation of the lead audit partner as required by law, the audit committee is involved in the selection of, and reviews and evaluates, the lead audit partner. The audit committee and the Board believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interest of the Company and its shareholders, and are submitting the appointment for shareholder ratification at the Annual Meeting. If shareholders do not ratify the firm’s appointment, the audit committee will reconsider the appointment. Even if the appointment is ratified, the audit committee may in its discretion choose a different independent registered public accounting firm at any time during the fiscal year if it determines that such an action would be in the best interest of the Company and its shareholders. Representatives of the firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. Ernst & Young has served as the Company’s auditors since 2001.

The Board unanimously recommends a vote FOR ratification of this appointment and your proxy will be so voted unless you specify otherwise.

Audit Committee Report

The audit committee is composed of three independent directors as defined under the current rules of the NYSE and applicable SEC regulations. The audit committee oversees the Company’s financial reporting process on behalf of the Board. The committee’s charter is available on the Company’s website, www.genesco.com. It is not the duty of the audit committee to prepare the Company’s consolidated financial statements, to plan or conduct audits of such financial statements, or to determine that the financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management has the primary responsibility for the consolidated financial statements and the financial reporting process, including the Company’s internal control over financial reporting and its disclosure controls and procedures. Ernst & Young, the Company’s independent registered public accounting firm, is responsible for auditing the Company’s (i) consolidated financial statements and expressing an opinion as to whether they fairly present, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles in the United States, and (ii) internal control over financial reporting and expressing an opinion as to its effectiveness.

In Fiscal 2022, the audit committee met 13 times. Agendas are established by the chairman of the audit committee in consultation with management. Each meeting included participation by members of the Company’s corporate and financial management team, generally including the chief executive officer, the chief financial officer, the chief accounting officer, the general counsel, and representatives of the internal audit department, and by representatives of the Company’s independent registered public accounting firm, Ernst & Young. In connection with each of the quarterly audit committee meetings, the committee met in separate private sessions with management, representatives of internal audit, and representatives of Ernst & Young.

In addition to reviewing and discussing with management and Ernst &Young, the Company’s interim and annual consolidated financial statements filed on Forms 10-Q and 10-K, the audit committee also:

•	Reviewed and approved the internal audit plan for the fiscal year and regularly received updates on the status of the plan;

•	Reviewed with representatives of Ernst & Young the overall scope and strategy for their annual audits of the Company’s consolidated financial statements and internal control over financial reporting;

•

Reviewed and discussed with management the Company’s quarterly earnings press releases, including the earnings guidance estimates for the full fiscal year and the non-GAAP measures used by the Company;

•	Regularly discussed with Ernst & Young the matters required to be discussed under the standards of the Public Company Accounting Oversight Board;

•

Regularly received updates on management’s processes to assess the effectiveness of the Company’s internal control over financial reporting and discussed these processes with representatives of internal audit and Ernst & Young;

•	Received periodic updates from the Company’s chief information security officer and its senior vice president-strategy and shared services on the Company’s cybersecurity processes and initiatives;

•	Received regular updates from the Company’s general counsel on the status of litigation and legal compliance matters affecting the Company;

•

Received regular updates from the Company’s chief financial officer and treasurer on matters including the Company’s credit facilities, cash flow, and capital expenditures and on certain employee benefit plans; and

•

Received educational overviews and status reports from management on the implications to the Company’s accounting, tax, financial reporting and internal control over financial reporting arising from the novel coronavirus COVID-19 pandemic, as well as reports from internal audit and Ernst & Young regarding the impacts to their respective audits arising therefrom. The committee also received overviews from management on accounting and financial reporting matters related to insurable risks, tax legislation, Regulation S-K modernization and human capital disclosures, and the Company’s initiatives, controls and disclosures surrounding environmental, social and corporate governance matters.

The committee has discussed with Ernst & Young the factors which might be deemed to bear upon the firm’s independence from the Company and its management, including the matters in the written disclosures and the applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the audit committee concerning independence, which were reviewed by the committee. The committee considered, among other factors, the distribution of fees paid to the firm among those for audit services, those for audit-related services, those for tax services and all other fees, as described below under the caption “Fee Information,” and considered whether the provision of services other than the audit and audit-related services is compatible with Ernst & Young’s independence.

In reliance on the reviews and discussions described in this report, the committee recommended to the Board, and the Board approved, inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022, filed with the SEC on March 23, 2022.

By the Committee:

Kevin P. McDermott, Chairperson

Gregory A. Sandfort

Mary E. Meixelsperger

The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Fee Information

The following table sets forth summary information regarding fees for services by the Company’s independent registered public accounting firm during Fiscal 2022 and Fiscal 2021.

	Fiscal 2022	Fiscal 2021
Audit Fees	$1,221,340	$1,058,900
Audit-Related Fees	-0-	-0-
Tax Fees — Total	895,928	494,374
Tax compliance(1)	818,748	288,155
Tax planning and advice	77,180	206,219
All Other Fees	-0-	2,340

(1)	Tax compliance includes fees for professional services to quantify and claim tax subsidies and credits.

Audit Fees

Audit fees include fees paid by the Company to Ernst & Young in connection with annual audits of the Company’s consolidated financial statements, internal controls over financial reporting, and their review of the Company’s interim financial statements. Audit fees also include fees for services performed by the independent registered public accounting firm that are closely related to the audit and in many cases could be provided only by the Company’s independent registered public accounting firm.

Audit-Related Fees

There were no audit-related fees in Fiscal 2022 or Fiscal 2021.

Tax Fees

Tax fees include fees paid by the Company primarily for compliance services and also for planning and advice for Fiscal 2022 and Fiscal 2021.

All Other Fees

In Fiscal 2021, the Company paid other fees to Ernst & Young for access to an online accounting and auditing information resource.

Pre-Approval Policy

The audit committee has adopted a policy pursuant to which it pre-approves all services to be provided by the Company’s independent registered public accounting firm and a maximum fee for such services. As permitted by the policy, the committee has delegated authority to its chairman to pre-approve services the fees for which do not exceed $100,000, subject to the requirement that the chairman report any such pre-approval to the audit committee at its next meeting.

All fees paid to the Company’s independent registered public accounting firm in Fiscal 2022 were pre-approved in accordance with the policy.

PROPOSALS FOR THE 2023 ANNUAL MEETING

Proposals of shareholders intended for inclusion in the Company’s proxy materials for the 2023 annual meeting of shareholders under Exchange Act Rule 14a-8 must be received at the Company’s offices at 535 Marriott Drive, Nashville, Tennessee 37214, attention of the Corporate Secretary, no later than January [●], 2023. In order to be eligible for inclusion in the proxy materials for such meeting, any such proposal must (i) meet the informational and other requirements set forth in the SEC’s rules and regulations and (ii) be submitted by eligible shareholders.

In addition, the Company’s Bylaws contain an advance notice provision requiring that, if a shareholder’s proposal is to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide timely written notice thereof to the Secretary of the Company. In the case of an annual meeting to be held on the fourth Thursday in the month of June or within thirty days thereafter, in order to be timely, the notice must be delivered to or mailed to the Corporate Secretary of the Company and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the fourth Thursday in the month of June (or, if less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made). In the event the annual meeting is being held on a date other than the fourth Thursday in the month of June, or within thirty days thereafter, or in the case of any special meeting of shareholders, the notice must be sent within ten days after the earlier of (i) the date on which notice of the meeting is first mailed to shareholders or (ii) the date on which public disclosure is first made of the date of such shareholders’ meeting, whichever occurs first. The written notice must include the information required by our Bylaws. The Company reserves the right to disregard any shareholder nomination of a candidate for election to our Board or shareholder proposal of other business that does not comply with the requirements of our Bylaws or any applicable laws or regulations. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received timely, then the persons designated as proxies in the proxies solicited by the Board in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules (effective for annual meetings after August 31, 2022), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 24, 2023.

FINANCIAL STATEMENTS AVAILABLE

A copy of the Company’s annual report to shareholders containing audited financial statements accompanies this proxy statement. The annual report does not constitute a part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022, excluding certain of the exhibits thereto, may be obtained, without charge, by any shareholder, upon written request to Corporate Secretary, Genesco Inc., 535 Marriott Drive, Nashville, Tennessee 37214.

APPENDIX A

ARTICLES OF AMENDMENT TO THE

RESTATED CHARTER

OF

GENESCO INC.

In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation (the “Corporation”) adopts the following Articles of Amendment (the “Articles of Amendment”) to its Restated Charter (the “Charter”):

1.	Name of Corporation. The name of the Corporation is Genesco Inc.

2.	The Charter is hereby amended by adding the following paragraph to be numbered Part I, Article Eleventh:

ELEVENTH: Except as otherwise provided herein, each nominee for director shall be elected by the affirmative vote of a majority of the votes cast by the holders of Voting Stock with respect to the director at any meeting of shareholders for the election of directors at which a quorum is present, provided that if, as of the record date for a meeting of shareholders at which directors are to be elected, the election is contested (as such term is defined in the Corporation’s bylaws, as may be amended, restated or modified therein from time to time in accordance with such bylaws), the directors shall be elected by a plurality of the votes cast in person or by proxy at the meeting at which a quorum is present. For purposes of this Article Eleventh, a majority of the votes cast means that the number of shares voted “for” a nominee exceeds the shares voted “against” that nominee; abstentions and broker non-votes shall not be deemed to be votes cast for purposes of tabulating the vote.

3.	Except as amended by these Articles of Amendment, the Charter of the Corporation shall remain in full force and effect.

4.	Adoption. These Articles of Amendment were duly adopted by the Board of Directors on March 30, 2022 and duly adopted and approved by the shareholders of the Corporation on [●], 2022.

5.	Effective Date. These Articles of Amendment will be effective when filed with the Secretary of State.

Date: [●], 2022

GENESCO INC.

By:
Name:
Title:

A-1

NOTICE OF

ANNUAL MEETING

AND

PROXY STATEMENT

Annual Meeting

of Shareholders

June 23, 2022

GENESCO OTE Your vote matters - here's how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/GCOB or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/GCOB Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals- The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, and A FOR Proposals 2, 3 and 4. 1. Election of nine directors: 01 - Joanna Barsh 04 - Thurgood Marshall, Jr. 07 - Mary Meixelsperger 02 - Matthew C. Diamond 05 - Angel R. Martinez 08 - Gregory A. Sandfort 03 - John F. Lambros 06 - Kevin P. McDermott 09 - Mimi E. Vaughn For Withhold 2. A non-binding advisory vote on the Company's named executive officers' compensation 3. Approval of articles of amendment to the Company's Restated Charter to implement a majority voting standard for the election of directors in uncontested elections 4. Ratify the appointment of Ernst & Young as independent registered public accounting firm to the Company for the current fiscal year For Against Abstain In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournments or postponements thereof. B Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please sign in full corporate name by duly authorized officer. By signing, you revoke all proxies heretofore given. Date (mm/dd/yyyy) - Please print date below. Signature 1 -Please keep signature within the box. Signature 2 - Please keep signature within the box.

The 2022 Annual Meeting of Shareholders of Genesco Inc. will be held virtually on June 23, 2022 at 10:00 a.m. Central Time, via the internet at www.meetnow.global/MY4LNW5. To access the meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/GCOB IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - GENESCO INC. Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting on June 23, 2022 The undersigned hereby constitutes and appoints Mimi E. Vaughn and Scott E. Becker, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GENESCO INC. to be held on June 23, 2022, and at any adjournment or postponement thereof, on all matters coming before the meeting. You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations, though you must sign and return this card or vote by Internet or telephone if you wish your shares to be voted. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be voted on reverse side.) C Non-Voting Items Change of Address - Please print new address below. Comments - Please print your comments below.

GENESCO OTE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals - The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, and FOR Proposals A 2, 3 and 4. 1. Election of nine directors: 01 - Joanna Barsh 04 - Thurgood Marshall, Jr. 07 - Mary Meixelsperger 02 - Matthew C. Diamond 05 - Angel R. Martinez 08 - Gregory A. Sandfort 03 - John F. Lambros 06 - Kevin P. McDermott 09 - Mimi E. Vaughn For Withhold 2. A non-binding advisory vote on the Company's named executive officers' compensation 3. Approval of articles of amendment to the Company's Restated Charter to implement a majority voting standard for the election of directors in uncontested elections 4. Ratify the appointment of Ernst & Young as independent registered public accounting firm to the Company for the current fiscal year For Against Abstain In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournments or postponements thereof. B Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please sign in full corporate name by duly authorized officer. By signing, you revoke all proxies heretofore given. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. The 2022 Annual Meeting of Shareholders of Genesco Inc. will be held on Thursday, June 23, 2022 at 10:00 a.m. Central Time, virtually via the internet at www.meetnow.global/MY4LNW5 All shareholders who hold shares through an intermediary must register to attend the Annual Meeting by 5:00 p.m. Eastern Standard Time, on Friday, June 17, 2022. For additional information regarding how shareholders who hold shares through an intermediary, such as a bank or broker, may access, participate in, and/or vote at the virtual Annual Meeting, please refer to the Company's Proxy Statement. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The material is available at: www.edocumentview.com/GCOB

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - GENESCO INC. Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting on June 23, 2022 The undersigned hereby constitutes and appoints Mimi E. Vaughn and Scott E. Becker, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GENESCO INC. to be held on June 23, 2022, and at any adjournment or postponement thereof, on all matters coming before the meeting. You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations, though you must sign and return this card or vote by Internet or telephone if you wish your shares to be voted. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be voted on reverse side.)